                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           SMITH MICRO SOFTWARE, INC.,

                          TAG ACQUISITION CORPORATION,

                         TAG ACQUISITION CORPORATION II,

                                 PHOTAGS, INC.,

                                   HARRY FOX,
                             AS STOCKHOLDERS' AGENT,

                           AND CERTAIN STOCKHOLDERS OF
                                  PHOTAGS, INC.

                                  APRIL 3, 2006

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                                TABLE OF CONTENTS

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ARTICLE 1 THE MERGER.....................................................     2
   1.1   The Merger......................................................     2
   1.2   Closing; Effective Time.........................................     2

ARTICLE 2 THE SURVIVING CORPORATION......................................     3
   2.1   Certificate of Incorporation....................................     3
   2.2   Bylaws..........................................................     3
   2.3   Directors and Officers of Surviving Corporation.................     3
   2.4   Directors and Officers of Subsidiaries of Surviving
         Corporation.....................................................     3

ARTICLE 3 EFFECT OF MERGER ON CAPITAL STOCK..............................     3
   3.1   Effect of Merger on Capital Stock...............................     3
   3.2   Dissenting Shares...............................................     5
   3.3   Earn-Out........................................................     6
   3.4   Escrowed Shares.................................................     7
   3.5   Surrender of Certificates.......................................     8
   3.6   No Further Ownership Rights in Company Stock....................     8
   3.7   Lost, Stolen or Destroyed Certificates..........................     9
   3.8   Taking of Necessary Action; Further Action......................     9
   3.9   Fees and Expenses...............................................     9
   3.10  Tax Treatment of Escrowed Shares and Earn-Out...................     9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL
          STOCKHOLDERS...................................................     9

   4.1   Due Organization; Good Standing; Authority; Binding Nature of
         Agreements......................................................    10
   4.2   Certificate of Incorporation and Bylaws; Records................    10
   4.3   Capitalization; Ownership of Stock..............................    11
   4.4   Subsidiaries....................................................    12
   4.5   Financial Statements............................................    13
   4.6   Absence of Changes..............................................    14
   4.7   Title to Assets; Equipment; Real Property, Leases...............    16
   4.8   Bank Accounts...................................................    16
   4.9   Accounts Receivable.............................................    17
   4.10  Accounts Payable................................................    17
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                               TABLE OF CONTENTS
                                  (continued)

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   4.11  Proprietary Assets..............................................    17
   4.12  Contracts.......................................................    19
   4.13  Compliance With Legal Requirements..............................    20
   4.14  Governmental Authorizations.....................................    21
   4.15  Tax Matters.....................................................    21
   4.16  Employee and Labor Matters......................................    24
   4.17  Benefit Plans; ERISA............................................    26
   4.18  Environmental Matters...........................................    29
   4.19  Sale of Products; Performance of Services.......................    29
   4.20  Insurance.......................................................    29
   4.21  Related Party Transactions......................................    30
   4.22  Proceedings; Orders.............................................    30
   4.23  Non-Contravention; Consents.....................................    31
   4.24  Customers and Suppliers.........................................    32
   4.25  Brokers.........................................................    33
   4.26  Powers of Attorney..............................................    33
   4.27  Voting Arrangements.............................................    33
   4.28  Board Approval..................................................    33
   4.29  Vote Required...................................................    33
   4.30  Full Disclosure.................................................    33
   4.31  State Takeover Statutes; Stockholder Rights Plan................    33
   4.32  Spreadsheet.....................................................    33
   4.33  Complete Copies of Materials....................................    33
   4.34  Stockholder Information.........................................    34
   4.35  Adjustment Amount...............................................    34
   4.36  CDI Budget......................................................    34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS...    34
   5.1   Ownership of Company Stock......................................    34
   5.2   Litigation......................................................    34
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                                      -ii-

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                               TABLE OF CONTENTS
                                  (continued)

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   5.3   Absence of Claims by the Principal Stockholders.................    35
   5.4   No Conflict.....................................................    35
   5.5   Authority.......................................................    35

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF ACQUIROR, MERGER SUB AND
          MERGER SUB II..................................................    35
   6.1   Due Organization; Good Standing; Authority; Binding Nature of
         Agreements......................................................    36
   6.2   Non-Contravention; Consents.....................................    36
   6.3   Brokers.........................................................    36
   6.4   SEC Reports; Absence of Changes.................................    36

ARTICLE 7 ADDITIONAL AGREEMENTS..........................................    37
   7.1   Additional Agreements...........................................    37
   7.2   Public Announcements............................................    37
   7.3   Confidentiality.................................................    37
   7.4   Conveyance Taxes................................................    38
   7.5   Spreadsheet.....................................................    38
   7.6   Termination of Company Plans....................................    38
   7.7   Registration Rights.............................................    38
   7.8   Blue Sky Laws...................................................    45

ARTICLE 8 CLOSING & POST-CLOSING DELIVERIES..............................    46
   8.1   Closing Deliveries of Company and Principal Stockholders........    46
   8.2   Closing Deliveries of Acquiror and Merger Sub...................    47
   8.3   Post-Closing Covenants of Acquiror, Surviving Corporation, and
         Principal Stockholders..........................................    47

ARTICLE 9 ESCROW AND INDEMNIFICATION.....................................    47
   9.1   Company Indemnification Obligations.............................    47
   9.2   Escrow Period...................................................    48
   9.3   Claims Upon Escrow Account......................................    48
   9.4   Objections to Claims............................................    48
   9.5   Resolution of Conflicts.........................................    49
   9.6   Stockholders' Agent.............................................    49
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                               TABLE OF CONTENTS
                                  (continued)

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   9.7   Actions of the Stockholders' Agent..............................    50
   9.8   Third Party Claims..............................................    50
   9.9   Principal Stockholder Indemnification Obligations...............    51
   9.10  Remedies Exclusive..............................................    52

ARTICLE 10 MISCELLANEOUS PROVISIONS......................................    52
   10.1  Survival of Representations and Covenants.......................    52
   10.2  Transfer Taxes..................................................    52
   10.3  Tax Returns.....................................................    52
   10.4  Notices.........................................................    52
   10.5  Time of the Essence.............................................    53
   10.6  Headings........................................................    53
   10.7  Counterparts....................................................    53
   10.8  Governing Law...................................................    54
   10.9  Waiver..........................................................    54
   10.10 Amendments......................................................    54
   10.11 Severability....................................................    54
   10.12 Parties in Interest.............................................    54
   10.13 Entire Agreement................................................    54
   10.14 Construction....................................................    54
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                                      -iv-

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 3, 2006 by and among Smith Micro Software, Inc., a Delaware corporation ("Acquiror"), Tag Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("Merger Sub"), and Tag Acquisition Corporation II, a Delaware corporation and wholly owned subsidiary of Acquiror (the "Merger Sub II"), Photags, Inc., a Delaware corporation (the "Company"), Harry Fox, as Stockholders' Agent, and each of the Principal Stockholders listed on the signature page hereto. Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

                                    RECITALS

     WHEREAS, the Boards of Directors, or a duly authorized committee thereof, of Acquiror, Merger Sub, Merger Sub II and the Company have each determined that the acquisition of the Company by Acquiror through the statutory merger of Merger Sub with and into the Company and upon consummation thereof, the statutory merger of the Company with and into Merger Sub II (the "Merger") is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have approved and adopted this Agreement and approved the transactions contemplated by this Agreement;

     WHEREAS, the Boards of Directors of Merger Sub, Merger Sub II and the Company have determined to recommend that the sole stockholder of Merger Sub and Merger Sub II and the stockholders of the Company adopt and approve this Agreement and approve the Merger and the transactions contemplated by this Agreement;

     WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the capital stock of the Company shall be converted into the right to receive the consideration set forth in
Section 3.1(b) hereof;

     WHEREAS, a portion of the consideration otherwise payable by Acquiror in connection with the Merger shall be placed in escrow by Acquiror as security for the indemnification obligations set forth in this Agreement;

     WHEREAS, immediately after the Effective Time, the Company, as a wholly owned subsidiary of Acquiror, will be merged (the "Second Step Merger") with and into Merger Sub II.

     WHEREAS, for federal income tax purposes, it is intended that the Merger, considered together with the Second Step Merger, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code, and each of the Company, Merger Sub and Merger Sub II will be a "party to a reorganization" within the meaning of Section 368 of the Code.

     WHEREAS, the Company and the Principal Stockholders, on the one hand, and Acquiror and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and

     WHEREAS, in connection with the Merger, the board of directors and shareholders of each of Advanced Strategies Corp., a New York corporation ("ASC USA") and Advanced Strategies Israel, a company organized under the laws of the State of Israel and a wholly owned subsidiary of ASC USA ("ASC Israel"), desire to grant to Acquiror an option to acquire CDI, a company organized under the laws of the state of Israel and wholly owned subsidiary of ASC USA ("CDI"), for a period of ten (10) years following the Effective Time.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

     1.1 The Merger.

          (a) First Step. Subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company, which shall be the surviving corporation in the Merger, and the separate existence of Merger Sub shall thereupon cease. Without limiting the generality of the foregoing, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the surviving corporation. Immediately following the Effective Time, the surviving corporation shall be a wholly owned subsidiary of Acquiror.

          (b) Second Step. Immediately following the Effective Time, Acquiror shall cause the Company, as the surviving corporation and wholly owned subsidiary of Acquiror, to be merged with and into the Merger Sub II in a Second Step Merger. There will be no conditions to the closing of the Second Step Merger other than the closing of the Merger. Following the Second Step Merger, the separate existence of the Company will cease and the Merger Sub II will continue as the surviving corporation of the Second Step Merger (the "Surviving Corporation") under the name "Photags, Inc." Upon the consummation of the Second Step Merger, all property, rights, powers, privileges, and franchises of the Company and the Merger Sub II will vest in the Surviving Corporation, and all liabilities and duties of the Company and the Merger Sub II will become the liabilities and duties of the Surviving Corporation.

     1.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 555 West Fifth Street, Suite 3500, Los Angeles, California 90013, one (1) business day following the satisfaction of the conditions to Closing set forth in Article 8 (the "Closing Date"). In connection with the Closing, the parties hereto shall cause the Merger to be consummated by duly filing a properly executed certificate of merger, in the form attached hereto as Exhibit B (the "Certificate of Merger"), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. The Second Step Merger shall become effective upon the filing of an appropriate certificate of merger with the Secretary of State of the State of

Delaware (the "Certificate of Merger II") in accordance with the relevant provisions of the DGCL, which filing shall be made by Acquiror on behalf of the Company and the Merger Sub II immediately after the Effective Time. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as is provided in the Certificate of Merger.

                                    ARTICLE 2
                            THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The certificate of incorporation of Merger Sub immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Photags, Inc."

     2.2 Bylaws. The bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time.

     2.3 Directors and Officers of Surviving Corporation. The directors and officers of the Company shall resign effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial and only officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     2.4 Directors and Officers of Subsidiaries of Surviving Corporation. Directors and officers of any subsidiaries of the Company shall resign effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of any subsidiary of the Surviving Corporation, each to hold office in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective certificate of incorporation and bylaws of the Surviving Corporation or equivalent organizational documents of each such subsidiary, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial and only officers of any subsidiary of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                    ARTICLE 3
                        EFFECT OF MERGER ON CAPITAL STOCK

     3.1 Effect of Merger on Capital Stock.

          (a) For purposes of this Agreement, the following terms shall have the following respective meanings:

               (i) "Adjustment Amount" shall mean, as of the Closing Date: the sum of (A) the Excess Third Party Expenses (defined in Section 3.9) and (B) liabilities of the Company exceeding $2,000,000 as of the Closing Date (including, without limitation, any liabilities for Company Debt and Company Severance and Release Payments). The Company shall provide a complete accounting of the Adjustment Amount as set forth on Schedule 3.1(a)(i) hereof to Acquiror within five (5) business days prior to the Closing.

               (ii) "Company Debt" shall mean the amount of any principal, interest, penalties or other payments accrued as of the Closing Date.

               (iii) "Company Severance and Release Payments" shall mean any payments to employees of the Company or any of its subsidiaries for agreed severance or bonuses in connection with the Merger listed on Schedule 3.1(a)(iii) hereof.

               (iv) "Initial Consideration" shall mean that number of shares of the Common Stock of the Acquiror ("Acquiror Common Stock") having an aggregate Fair Market Value equal to $4,000,000 minus the Adjustment Amount.

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any of the Company Stockholders, each outstanding share of Company Stock shall be cancelled and extinguished and, subject to the terms conditions contained in this Agreement, including, without limitation, the escrow provisions set forth in Section 3.4 and Article 9 hereof, be converted automatically into the right to receive, upon surrender of certificates representing shares of Company Stock (the "Certificates"), such portion of the Initial Consideration, if any, as follows:

               (i) that number of Acquiror Common Stock equal to the Share Exchange Ratio, and

               (ii) a right to receive the Earn-Out Share Exchange Ratio.

          (c) The number of shares of Acquiror Common Stock each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded up or down to the nearest whole share and computed after aggregating all shares of Company Common Stock held by such Company Stockholder.

          (d) The Company, Acquiror and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are properly deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (e) Notwithstanding anything in this Agreement to the contrary, to the extent that the Acquiror reasonably determines, that any amount of the consideration payable or otherwise deliverable to any person under this Agreement could be treated for applicable tax purposes as compensation or a payment for services, as a condition to payment of such consideration, the intended recipient shall either (i) pay Acquiror in cash the full amount that Acquiror determines to withhold with respect to Taxes or (ii) make an alternative arrangement for such withholding that is reasonably acceptable to Acquiror.

          (f) In the event that any Company Stockholder has outstanding loans from the Company as of the Effective Time, the amount of Initial Consideration payable to such Company Stockholder pursuant to this Section 3.1 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Company Stockholder's loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 3.1(f).

          (g) No Company Stock Options shall be assumed by Acquiror, and the Company agrees to take all action necessary to effect the termination of all Company Stock Options at, or prior to, the Effective Time in accordance with their terms, including but not limited to, the giving of any notice required under any agreements relating to the Company Stock Options. Any acceleration of vesting of any Company Stock Options or any lapse of repurchase rights of any shares of Company Stock as a result of the transactions contemplated by this Agreement shall be set forth in Section 4.3(d) of the Company Disclosure Schedule. At the Effective Time, the Company agrees to effect the termination of the Company's Stock Incentive Plan, if any. No outstanding Company Warrants or Company Notes shall be assumed by Acquiror, and the Company agrees to take all action necessary to arrange for each of the Company Warrants and Notes to be exercised or cancelled and extinguished at, or prior to, the Effective Time, including, but not limited to, the giving of any notice required under any agreements relating to the Company Warrants or Notes.

          (h) At the Effective Time, all shares of Company Stock that are owned by Company as treasury stock and each share of Company Stock owned by any direct or indirect wholly owned subsidiary of Company shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore. At the Effective Time, any shares of Company Stock that are owned by Acquiror, Merger Sub or any other wholly owned subsidiary of Acquiror shall be canceled and retired and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

          (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock, $0.001 par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation.

     3.2 Dissenting Shares.

          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Stock held by a holder who has not effectively withdrawn or lost such holder's dissenters' rights under Section 242 of the DGCL (the "Dissenting Shares") shall not be converted into or represent a right to receive that portion of the Initial Consideration for Company Stock set forth in
Section 3.1(b) hereof, but the holder thereof shall only be entitled to such rights as are provided by the DGCL.


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

          (b) Notwithstanding the provisions of Section 3.2(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be cancelled, extinguished and represent only the right to receive that portion of the Initial Consideration and Earn-Out Payment, if any, as set forth in Sections 3.1(b) and 3.3 hereof, without interest thereon, and subject to the escrow provisions of Article 9 hereof, upon surrender of the certificate representing such shares.

          (c) The Company shall give Acquiror (i) prompt notice of any written demand for appraisal received by the Company pursuant to DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Acquiror or the Company (A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or
(B) incurs any other costs or expenses, (including specifically, but without limitation, attorneys' fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together "Dissenting Share Payments"), Acquiror shall be entitled to recover, subject to the terms of
Article 9 hereof, the amount of such Dissenting Share Payments.

     3.3 Earn-Out.

          (a) Earn-Out Payment. In addition to the Initial Consideration, Merger Sub and the Acquiror agree to pay, as set forth below, if and when earned, an earned payout amount (the "Earn-Out Payment") equal to shares of Acquiror Common Stock having a Fair Market Value equal to $3,500,000 (subject to adjustment as set forth below) (the "Earn-Out Shares") if the Net Product Revenues during the fifteen (15) month period commencing on April 1, 2006 and ending June 30, 2007 (the "Earn-Out Period") equals or exceeds $4,200,000 (the "Target Revenue"). In the event that the Target Revenue is less than $4,200,000, then the Earn-Out Payment shall be reduced by the same percentage that the actual Net Product Revenue (the "Actual Revenue") is less than the Target Revenue; provided, however if the Actual Revenue is less than $1,200,000 then the Earn-Out Payment shall be reduced to zero (0). In addition, the Earn-Out Payment will be reduced dollar for dollar for expenses that exceed the expense budget for the Earn-Out Period as agreed upon by Acquiror and the Company. In no event shall the Earn-Out Payment exceed $3,500,000. The Earn-Out Shares shall be issued by the Acquiror within fifteen (15) days of the determination that the Target Revenue amount has been achieved, whether or not fifteen (15) months shall have passed from April 1, 2006. Subject to the condition that the Stockholders' Agent provides Acquiror with written evidence that within thirty (30) days of the Closing Date 100% of the unanimous written consent of the Company Stockholders authorized the following allocation of the Earn-Out Payment, if any: (A) the first $875,000 of Earn-Out Shares, if any, shall be paid to the Company Stockholders, and (B) the remaining balance, if any, of the $3,500,000 of Earn-Out Shares or such lessor amount, if any, shall be paid to an escrow account to be established by the Company's current management. In the event written evidence of such authorization is not provided, the Earn-Out Payment shall be paid to the Company's Stockholders.

          (b) Sale of Business; Change-in-Control of Acquiror In the event that, during the Earn-Out Period, Acquiror sells or disposes of the Surviving Corporation or substantially all of the assets of its business that sells the Company Products ( a "Business Sale"), then, for purposes of calculating the Earn-Out Payment set forth in Section 3.3(a) above, the Net Product Revenues shall be based deemed to equal to the Target Revenue on the actual Net Product Revenues for the period from April 1, 2006 through the closing date of the Business Sale, as annualized for a fifteen month period and the Earn-Out Payment shall be paid in full.

          (c) Date and Form of Earn-Out Payment. A computation of the Net Product Revenues for the Earn-Out Period shall be prepared by Acquiror in the form of a report (the "Earn-Out Report") and delivered to the Stockholders' Agent and delivered within fifteen (15) business days following such time that the Acquiror's audit review for the period ended June 30, 2007 has been completed by the Acquiror's auditors. Upon the earlier of (i) two (2) business days after the failure of Stockholders' Agent to notify Acquiror in writing of a dispute with the Earn-Out Payment within ten (10) calendar days of the delivery of the Earn-Out Report to the Stockholders' Agent, (ii) the resolution of all disputes, pursuant to Section 3.3(d), by Acquiror and Stockholders' Agent, and
(iii) the resolution of all disputes, pursuant to Section 3.3(d), by an independent accounting firm mutually acceptable to Acquiror and the Company Stockholders (the "Independent Accounting Firm").

          (d) Resolution of Disputes. Stockholders' Agent may dispute the Earn-Out Report by delivery of a written notice to Acquiror (the "Earn-Out Payment Disagreement Notice") within ten (10) calendar days of receiving the Earn-Out Report. If Stockholders' Agent delivers an Earn-Out Payment Disagreement Notice to Acquiror, Acquiror and Stockholders' Agent shall attempt to reconcile the parties' differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Acquiror and Stockholders' Agent are unable to reach a resolution within fifteen
(15) days after the delivery of the Earn-Out Payment Disagreement Notice, Acquiror and Stockholders' Agent shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an Independent Accounting Firm mutually acceptable to both parties. The parties shall cause the Independent Accounting Firm to submit a report to Acquiror and Stockholders' Agent with a determination regarding the remaining disputed items, within thirty (30) days after submission of the matter, and such report shall be final, binding and conclusive on Acquiror and Stockholders' Agent. The fees, costs and expenses of the Independent Accounting Firm shall be paid by Acquiror and Stockholders' Agent in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting bears to the total amount of such remaining disputed items.

     3.4 Escrowed Shares. Acquiror will withhold from delivery shares of Acquiror Common Stock having an aggregate Fair Market Value at Closing of no more than $1,000,000 (the "Escrowed Shares") from the Initial Consideration that would otherwise be delivered at Closing to the Company Stockholders pursuant to this Agreement, and will deliver such Escrowed Shares to the Escrow Agent as security for the Company Indemnification Obligations under Article 9.

     3.5 Surrender of Certificates.

          (a) On or after the Closing Date (but in no event later than eight (8) business days after the Effective Time), Acquiror shall mail a letter of transmittal (the "Letter of Transmittal") to each Company Stockholder at the address set forth opposite each such Company Stockholder's name on the Spreadsheet (as defined in Section 7.5 hereof). After receipt of such Letter of Transmittal, the Company Stockholders will surrender the certificates representing their shares of Company Stock for cancellation together with a duly completed and countersigned Letter of Transmittal. Upon surrender of a stock certificate representing shares of the Company Stock for cancellation together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such stock certificate shall be entitled to receive in exchange therefor the amount of the Initial Consideration, less the Escrowed Shares, to which such holder is entitled pursuant to Section 3.1(b) hereof, and all stock certificates so surrendered shall be cancelled. Until so surrendered, each stock certificate representing shares of Company Stock outstanding after the Effective Time will be deemed from and for all corporate purposes thereafter, to evidence only the right to receive the portion of the Initial Consideration for which such shares of Company Stock shall have been so exchanged. No payments of any portion of the Initial Consideration will be made until the holder of Company Stock surrenders his, her or its stock certificate(s) pursuant hereto.

          (b) If any portion of the Initial Consideration is to be paid to a Person with a name other than that in which the Company Stock certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Initial Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

          (c) Notwithstanding anything to the contrary in this Section 3.5, neither the Acquiror, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.6 No Further Ownership Rights in Company Stock. The payment of the Initial Consideration paid in respect of the surrender for exchange of shares of Company Stock in accordance with the terms hereof and the right to receipt of the Earn-Out Payment, if any, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any stock certificates representing shares of Company Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 3.

     3.7 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Stock shall have been lost, stolen or destroyed, Acquiror shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount of Initial Consideration, if any, as may be required pursuant to Section 3.1(b) hereof; provided, however, that Acquiror may, in its discretion and as a condition precedent to such payment, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct or (b) provide an indemnification agreement in a form and substance acceptable to Acquiror, against any claim that may be made against Acquiror with respect to the certificates alleged to have been lost, stolen or destroyed.

     3.8 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Acquiror, Merger Sub, and the officers and directors of the Company, Acquiror and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     3.9 Fees and Expenses.

     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants (the "Third Party Expenses"), shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, the Acquiror shall pay the Third Party Expenses of the Company not to exceed $50,000 at the Closing. Any Estimated Third Party Expenses in excess of $50,000 at Closing shall be considered "Excess Third Party Expenses." "Estimated Third Party Expenses" shall mean the amount of Third Party Expenses payable by the Company estimated as of the Closing Date by the Company in good faith and based on reasonable assumptions.

     3.10 Tax Treatment of Escrowed Shares and Earn-Out. The Acquiror shall determine the Tax treatment of any payment or delivery of the Escrowed Shares or the Earn-Out Shares, including the portion of any such Escrowed Shares or the Earn-Out Shares which shall constitute interest for Tax purposes, and the parties hereto shall, for all Tax purposes, report in a manner consistent with the Acquiror's determination.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                           THE PRINCIPAL STOCKHOLDERS

     Except as specifically set forth in the disclosure schedule delivered by the Company and the Principal Stockholders to Acquiror at or prior to the execution of this Agreement and dated as of the date hereof (the "Company Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company and, severally and not jointly, to the best of their Knowledge, each of the Principal Stockholders (except for Au Sai Chuen, a stockholder of the Company), hereby represent and warrant to Acquiror and Merger Sub on the date hereof, as follows:

     4.1 Due Organization; Good Standing; Authority; Binding Nature of
Agreements.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; (iii) to perform its obligations under all Company Contracts; and (iv) to enter into and perform all of its obligations under the Transactional Agreements.

          (b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than the name set forth in its certificate of incorporation, as amended.

          (c) The Company is duly qualified and in good standing (as appropriate) as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify and be in good standing would not have a Company Material Adverse Effect. Section 4.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company has an officer or a paid representative (employee or consultant) or owns or leases property and of each jurisdiction in which the Company is qualified to do business.

          (d) Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

          (e) The execution, delivery and performance of the Transactional Agreements have been duly authorized by all necessary action on the part of the Company, its board of directors and the stockholders holding a majority of the outstanding shares of Company Common Stock.

          (f) Each of the Transactional Agreements constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally, and (ii) general principles of equity.

     4.2 Certificate of Incorporation and Bylaws; Records.

          (a) The Company has delivered to Acquiror accurate and complete copies of: (i) the certificate of incorporation, as amended to date, and bylaws, as amended to date, and other charter documents, each in full force and effect on the date hereof, including all amendments thereto, of the Company; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders and the board of directors of the Company, and any predecessor thereto. There have been no meetings or other proceedings of the stockholders or the board of directors of the Company, and any predecessor thereto, that are not reflected in such minutes or other records.

          (b) There has not been any violation of any of the provisions of the Company's charter documents or of any resolutions adopted by the stockholders or the board of directors of the Company, and any predecessor thereto, and to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

          (c) The minute books of the Company (copies of which have been provided to Acquiror) are accurate, up to date and complete in all respects, and such minute books of the Company, and any predecessor thereto, are in the actual possession and direct control of the Company.

     4.3 Capitalization; Ownership of Stock. Immediately prior to the Effective
Time:

          (a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock, of which 1,140,000 shares are issued and outstanding. As of the date hereof, the capitalization of the Company and the names of the holders thereof are set forth in Section 4.3(a) of the Company Disclosure Schedule. All shares of Company Stock are owned of record by the Company Stockholders free and clear of any Encumbrances imposed by the Company.

          (b) All of the shares of Company Stock currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.

          (c) Section 4.3(c) of the Company Disclosure Schedule contains a list of equity incentive plans that are currently in effect. There is no (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its subsidiaries; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. All issued and outstanding options to purchase equity securities have been offered, sold and delivered by the Company in compliance with all applicable securities laws and other Legal Requirements.

          (d) Section 4.3(d) of the Company Disclosure Schedule sets forth for all holders of Company Stock Options or Company Stock that is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events, (i) the name of the holder of such Company Stock Options or Company Stock, (ii) the exercise price of Company Stock Options and the repurchase price of Company Stock, (iii) the vesting commencement date and vesting terms of such Company Stock Options and the date of purchase and vesting terms of Company Stock, (iv) the number of shares of such Company Stock Options or Company Stock that will accelerate as a result of the transactions contemplated by this Agreement or any other events and (v) a complete description of any acceleration provisions.

          (e) Since incorporation, the Company has not repurchased, redeemed or otherwise reacquired, and has not agreed, committed or offered (in writing or otherwise) to reacquire, any shares of Company Stock or other securities. Any securities reacquired by the Company were (or will have been) reacquired in full compliance with the applicable provisions of all applicable Legal Requirements.

          (f) The allocation of the Initial Consideration and Earn-Out Payment, if any, set forth in Sections 3.1(b) and 3.3 hereof is consistent with the certificate of incorporation of the Company in effect immediately prior to the Effective Time.

     4.4 Subsidiaries. Section 4.4(a) of the Company Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Section 4.4(b) of the Company Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Other than the subsidiaries, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each entity listed on
Section 4.4(a) of the Company Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including taxes, with respect to any such entity. Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. A true and correct copy of each subsidiary's charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been delivered to Acquiror. Section 4.4(c) of the Company Disclosure Schedule lists the directors and officers of each subsidiary as of the date of this Agreement. The operations now being conducted by each subsidiary are not now and have never been conducted under any other name. All of the outstanding shares of capital stock of each subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such subsidiary, or any agreement to which such subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any subsidiary is a party or by which it is bound obligating the subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such subsidiary or obligating such subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the subsidiaries. Neither the Company nor any subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

     4.5 Financial Statements.

          (a) The Company has delivered to Acquiror the following financial statements and notes (collectively, the "Financial Statements"), which are attached hereto as Schedule 4.5(a):

               (i) the audited consolidated balance sheet, income statement and statement of cash flows of the Company and its subsidiaries at and for the year ended December 31, 2005; and

               (ii) the unaudited consolidated balance sheet, income statement and statement of cash flows of the Company and its subsidiaries for the quarter period ended March 31, 2006 (the "Unaudited Interim Balance Sheet").

          (b) Subject to the representations made in this Section 4.5, all of the Financial Statements are accurate and complete in all material respects. The Financial Statements are in accordance with the books and records of the Company, present fairly the consolidated financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, and have been prepared in conformity with GAAP, subject, in the case of the unaudited consolidated financial statements, to normal recurring year-end adjustments, the effect of which will not be material to the consolidated financial condition or operating results of the Company.

          (c) At the date of the Unaudited Interim Balance Sheet, (i) neither the Company nor any of its subsidiaries had any Liabilities of any nature required by GAAP to be provided for in such Unaudited Interim Balance Sheet which were not provided for, (ii) neither the Company nor any of its subsidiaries had any Liabilities of any nature which were not required by GAAP to be provided for in the Unaudited Interim Balance Sheet, and (iii) all reserves established by the Company and its subsidiaries and set forth in the Unaudited Interim Balance Sheet were adequate in all material respects for the purposes for which they were established.

          (d) Neither the Company nor any of its subsidiaries has any Liabilities in excess of $10,000 individually or $25,000 in the aggregate, except for (i) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable incurred and accrued by the Company or any of its subsidiaries in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; (iii) Company Debt, (iv) and those Liabilities incurred in connection with the execution of and performance under this Agreement.

     4.6 Absence of Changes. Since the date of the Unaudited Interim Balance Sheet, there has not been, occurred or arisen any:

          (a) transaction by the Company or any of its subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

          (b) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;

          (c) material loss, damage or destruction to any of the Company's assets or any of its subsidiaries' assets not covered by insurance;

          (d) (i) declaration, accruement, setting aside or payment of any dividend or making any other distribution in respect of any shares of capital stock of the Company or any of its subsidiaries, or (ii) repurchase, redemption or other acquisition of any shares of capital stock or other securities of the Company or any of its subsidiaries, except for the repurchase of shares of Company Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, which repurchases are reflected on Section 4.3(e) of the Company Disclosure Schedule;

          (e) sale or other issuance of any shares of Company Stock or any other securities of the Company or any of its subsidiaries;

          (f) modifications, amendments or changes to the certificate of incorporation or bylaws, other charter documents or organizational documents of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) purchased or other acquisition any asset from any other Person by the Company or any of its subsidiaries;

          (h) lease or license of any asset from any other Person by the Company or any of its subsidiaries;

          (i) individual capital expenditures by the Company or any of its subsidiaries;

          (j) sale or other transfer, lease or license of any asset to any other Person by the Company or any of its subsidiaries;

          (k) writing off as uncollectible, or establishment any reserve with respect to, any account receivable or other indebtedness of the Company or any of its subsidiaries;

          (l) pledge or hypothecation of any of asset of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries had otherwise permitted any of its assets to become subject to any Encumbrance;

          (m) loan or advance to any other Person by the Company or any of its subsidiaries, including without limitation, any stockholder (excluding routine advances to employees and consultants for expenses not exceeding $1,000 in any individual case or $10,000 in the aggregate);

          (n) (i) establishment or adoption of any Plan by the Company or any of its subsidiaries or (ii) payment of any bonus or making of any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of the Company and any of its subsidiaries, and neither the Company nor any of its subsidiaries has adopted any review or compensation policies;

          (o) entering into, and neither the Company nor the assets owned or used by the Company or any of its subsidiaries has become bound by, any Contract;

          (p) amendment or termination of any Contract by which the Company or any of its subsidiaries, or any of the assets owned or used by the Company or any of its subsidiaries, is or was bound, or under which the Company or any of its subsidiaries has or had any rights or interest;

          (q) borrowing or agreement to borrow by the Company or any of its subsidiaries; change in the contingent obligations of the Company of any of its subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise; or grant of a mortgage or security interest in any property of the Company or any of its subsidiaries (other than endorsements of checks and indemnities and warranties entered into in the Ordinary Course of Business); and neither the Company nor any of its subsidiaries has incurred, assumed or otherwise become subject to any Liabilities, other than Liabilities incurred by the Company or its subsidiaries in the Ordinary Course of Business;

          (r) discharge of any Encumbrance or discharge or payment of any indebtedness or other Liability;

          (s) forgiveness of any debt or otherwise the release or waiver of any right or claim;

          (t) change in any methods of accounting or accounting practices of the Company or any of its subsidiaries in any respect (except as required by GAAP);

          (u) entry into any transaction by the Company or any of its subsidiaries or taking any other action outside the Ordinary Course of Business; and

          (v) agreement or commitment (in writing or otherwise) by the Company or any of its subsidiaries, or any officer or employee on behalf of the company or any of its subsidiaries, to take any of the actions referred to in clauses
(a) through (u) above.

     4.7 Title to Assets; Equipment; Real Property, Leases.

          (a) The Company and each of its subsidiaries own, and have good, valid and marketable title to, all assets it purports to own, including (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets acquired by the Company or any of its subsidiaries since the date of the Unaudited Interim Balance Sheet; and (iii) all other assets reflected in the Company's books and records as being owned by the Company or any of its subsidiaries. All of said assets are owned by the Company or its subsidiaries free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent and minor Encumbrances that have arisen in the Ordinary Course of Business that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its subsidiaries.

          (b) Section 4.7(b) of the Company Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible and intangible assets owned by or leased to the Company and its subsidiaries.

          (c) To the Knowledge of the Company, each asset identified in Section 4.7(b) of the Company Disclosure Schedule (i) is free of defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); (ii) complies in all respects, and is being operated and otherwise used in full compliance, with all applicable Legal Requirements; and (iii) is adequate in all respects for the uses to which it is being put.

          (d) Neither the Company nor any of its subsidiaries own any real property or any interest in real property, including any leaseholds created under the real property leases.

          (e) Section 4.7(e) of the Company Disclosure Schedule identifies all tangible personal property assets that are being leased or licensed to the Company or any of its subsidiaries with respect to which annual lease or license payments exceed $10,000.

     4.8 Bank Accounts. Section 4.8 of the Company Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company or any of its subsidiaries at any bank or other financial institution:

          (a) the name and location of the institution at which such account is maintained;

          (b) the name in which such account is maintained and the account number of such account;

          (c) a description of such account and the purpose for which such account is used;

          (d) the balance in such account as of the Closing Date; and

          (e) the names of all individuals authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company or any of its subsidiaries.

     4.9 Accounts Receivable. Section 4.9 of the Company Disclosure Schedule sets forth an accurate and complete list of all accounts receivable existing as of the Closing Date. Each accounts receivable is:

          (a) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and not subject to any known setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent;

          (b) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtors.

     4.10 Accounts Payable. Section 4.10 of the Company Disclosure Schedule sets forth an accurate and complete list of all accounts payable existing as of the Closing Date. Each accounts payable is:

          (a) a valid and legally binding obligation of the Company or it subsidiaries enforceable in accordance with its terms, free and clear of all Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; and

          (b) a true and correct statement of the account for merchandise actually purchased and delivered to, or for services actually performed for and accepted by, the Company or its subsidiaries.

     4.11 Proprietary Assets. Section 4.11(a) of the Company Disclosure
Schedule sets forth all Registered Intellectual Property Rights registered, applied for, or filed or issued in the name of Company or any of its subsidiaries, or otherwise owned by Company or any of its subsidiaries. No interference, opposition, reissue, reexamination, or other similar proceeding is pending before any Government Body in which the ownership of any such Registered Intellectual Property Right by the Company or any of its subsidiaries, or the scope, validity, or enforceability of any such Registered Intellectual Property Right, is being or has been contested or challenged. The Company has no Knowledge of any facts that would render any such Registered Intellectual Property Right invalid or unenforceable. The Company and each of its subsidiaries have made all filings and payments necessary to maintain all such Proprietary Assets that are owned by the Company or any of its subsidiaries. The Company and each of its subsidiaries have recorded in a timely manner all assignments to the Company or any of its subsidiaries of any such Proprietary Assets owned by the Company or any of its subsidiaries with the relevant Government Bodies.

          (b) Section 4.11(a) of the Company Disclosure Schedule sets forth each contract or agreement pursuant to which the Company has, as of the date of this Agreement, granted to any other Person any license under, or other right or interest in, any Intellectual Property Rights or Technology owned or otherwise controlled by the Company or any of its subsidiaries.

          (c) Section 4.11(a) of the Company Disclosure Schedule sets forth each contract or agreement pursuant to which any other Person has, as of the date of this Agreement, granted to the Company or any of its subsidiaries any license under, or other right or interest in, any Technology or Intellectual Property Rights.

          (d) All current and former employees, independent contractors and consultants of the Company or each of its subsidiaries have executed a Proprietary Information and Inventions Agreement in the form previously provided to Acquiror. Such agreements constitute valid and binding obligations of the Company or each of its subsidiaries and such person, fully enforceable in accordance with their respective terms under all applicable laws. To the Knowledge of the Company, no such employee, independent contractor or consultants is in violation thereof. Neither the Company nor any of its subsidiaries believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any employees, independent contractors or consultants of the Company or its subsidiaries made prior to their employment or other engagement by the Company or its subsidiaries, except for inventions, trade secrets or proprietary information identified in Section 4.11(d) of the Company Disclosure Schedule, which have been assigned to the Company or any of its subsidiaries. No employee, independent contractor or consultant who has performed services related to the Company's business or any of its subsidiaries' business has (or upon Closing, will have) any right, title, or interest in any Intellectual Property Rights or Technology owned by or otherwise controlled by the Company or any of its subsidiaries or that are otherwise used in connection with the Company's business or the business of any of its subsidiaries.

          (e) The Company and each of its subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the value and confidentiality of and otherwise protect its rights in all of its trade secrets and other material confidential information. To the Knowledge of Company, there has been no misappropriation or other unauthorized use or disclosure of any such trade secrets or other material confidential information by any other Person.

          (f) Neither the Company nor any of its subsidiaries has ever provided source code to another Person, including without limitation in connection with any license agreement or any source code escrow, and neither the Company nor any of its subsidiaries has ever entered into any agreement under which it is obligated to do so in the future.

          (g) Neither the operation of the Company's business or its subsidiaries' business as currently conducted or proposed to be conducted in the future, nor the Company's use or exploitation or any of its subsidiaries' use or exploitation of Intellectual Property Rights or Technology in connection therewith, violates or infringes any Intellectual Property Rights of any other Person. Neither the Company nor any of its subsidiaries has at any time received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Intellectual Property Right of any other Person. To the Company's Knowledge, no Person is infringing, and no Intellectual Property Rights or Technology owned or used by any other Person infringes or conflicts with, any Intellectual Property Rights or Technology owned or used by Company or any of its subsidiaries. Except for any mass market, commercially available software provided to end user customers in the ordinary course of business pursuant to Company's standard form of "shrinkwrap" or "clickwrap" end user license agreement, neither the Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement, misappropriation or other conflict with respect to any Proprietary Asset.

          (h) There are no royalties, honoraria, fees or other payments payable by the Company or any of its subsidiaries to any Person by reason of the ownership, use, license, sale or disposition of any Intellectual Property Rights or Technology owned by or otherwise controlled by the Company or any of its subsidiaries or that are otherwise used in connection with the Company's business or any of its subsidiaries' business.

          (i) The Intellectual Property Rights and Technology owned by or licensed to the Company and to each of its subsidiaries include all Intellectual Property Rights and Technology necessary to conduct their business to the same extent and in the same manner as currently conducted. Such ownership or right to use, and to license others to use, are free and clear of, and without liability under, all claims and right of any Person (other than the licensor, and, to the Company's Knowledge, any claims and rights of any Person against such licensors).

          (j) All proprietary software developed by the Company any its subsidiaries and currently sold, licensed or otherwise used by the Company or any of its subsidiaries in their business is free from significant programming errors, operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by the Company or its subsidiaries, and does not contain any virus, timer, clock, counter, or other limiting design, instruction or routine, that would, without the user's knowledge and consent, erase data or programming code or cause such software to become inoperable or otherwise incapable of being used in the full manner for which it was designed and created.

          (k) Section 4.11(a) of the Company Disclosure Schedule lists, for each product of Company and each of its subsidiaries (including, without limitation, each product currently under development), all Freely Available Software (as defined below) that (i) is incorporated in or bundled with such product, or from which any portion of such product is derived, or (ii) is used in connection with the development of such product. Section 4.11(a) of the Company Disclosure Schedule also lists, for each such item of Freely Available Software, the agreement under which such item is licensed to the Company. The terms under which the Company has licensed any Freely Available Software do not and will not have the effect of requiring any products of Company or any of its subsidiaries, or any portions thereof, modifications thereto or derivative works thereof, to be (A) disclosed or distributed in source code form, (B) licensed to other Persons for the purpose of making derivative works or redistributing such software, or (C) licensed or otherwise distributed to other Persons at no charge. "Freely Available Software" means any software program(s) available without charge for use, modification and/or distribution, including any open source software.

     4.12 Contracts.

          (a) Section 4.12(a) of the Company Disclosure Schedule lists all of the Company Contracts.

          (b) Each Company Contract is valid and in full force and effect, and is enforceable by the Company or any of its subsidiaries, as applicable, in accordance with its material terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

          (c) Neither the Company nor any of its subsidiaries nor, to the Company's Knowledge, any other party to a Company Contract is in default under any Company Contract. No event has occurred, and, to the Company's Knowledge, no circumstance or condition exists, that likely would (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy or hinder any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract except for the passage of time. Neither the Company nor any of its subsidiaries has waived any of its rights under any Company Contract.

          (d) (i) Neither the Company nor any of its subsidiaries is a guarantor of and has otherwise agreed to cause, insure or become liable for, and has pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) neither the Company nor any of its subsidiaries has ever been a party to or bound by any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract.

          (e) To the Knowledge of the Company, the performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

          (f) There are no proposed Contracts as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company or any of its subsidiaries that would commit the Company or any of its subsidiaries to deliver goods or provide services with a value in excess of $25,000 and is outstanding.

          (g) No party to any Company Contract has notified the Company or any of its subsidiaries or made a claim to the effect that the Company or any of its subsidiaries has failed to perform a material obligation thereunder. In addition, to the Knowledge of the Company and each of its subsidiaries, there is no plan, intention or indication of any contracting party to any Company Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder so as to adversely affect the benefits derived or expected to be derived therefrom by the Company or any of its subsidiaries.

     4.13 Compliance With Legal Requirements.

          (a) The Company and each of its subsidiaries are in compliance with each material Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

          (b) To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company or its subsidiaries of, or a failure on the part of the Company or its subsidiaries to comply with, any Legal Requirement, except such failures as would not have a Company Material Adverse Effect.

          (c) Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of the Company or any of its subsidiaries to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

          (d) To the Company's Knowledge, there does not exist (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company's or any of its subsidiaries' ability to record, process, summarize and report financial data (the "Internal Controls") nor any material weaknesses in the Internal Controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's Internal Controls or in any of its subsidiaries' Internal Controls.

          (e) Since January 1, 2002, there has been no change in the Company's Internal Controls or any of its subsidiaries' ability, including any corrective actions with regard to significant deficiencies and material weaknesses.

          (f) The Company and each of its subsidiaries are in full compliance with its ethics policy, if any, and no waivers contrary to the ethics policy, exist.

     4.14 Governmental Authorizations. The Company and each of its subsidiaries has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body required for the conduct of the business of the Company and each of its subsidiaries, except where not having such license, permit, franchise, order or approval would not result in a Company Material Adverse Effect; all are in full force and effect; and no proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any of the foregoing.

     4.15 Tax Matters.

          (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company or any of its subsidiaries (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company or any of its subsidiaries has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body. The Company and each of its subsidiaries has complied with all information and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid over or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Company or any of its subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes and for which appropriate reserves have been established.

          (b) All Tax Returns required to be filed by and on behalf of the Company and its subsidiaries on or prior to the Effective Time ("Company Returns") (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the date hereof, and all amounts otherwise payable in connection with the Company Returns on or before the date hereof, have been paid. The Company has made available to Acquiror accurate and complete copies of all Company Returns filed by the Company and its subsidiaries. Neither the Company nor any of its subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). Neither the Company nor any of its subsidiaries does business in or derives income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to Acquiror.

          (c) The liability of the Company and its subsidiaries for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company has established in the Ordinary Course of Business reserves for the payment of all Taxes for the period from the date of the Financial Statements through the date hereof and has disclosed the dollar amount of such reserves to the Acquiror, and the liability of the Company and its subsidiaries for unpaid Taxes for the period from the date of the Financial Statements through the date hereof will not exceed the amount of such reserves.

          (d) No examination or audit of any Company Return has been conducted by any Governmental Body or Taxing Authority, nor is any such examination or audit in process, pending or threatened. The Company has delivered to Acquiror accurate and complete copies of all audit reports, statements of deficiencies, closing or other agreements, and similar documents received by the Company or its subsidiaries relating to Company Returns or Taxes of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Company or any of its subsidiaries. No extension or waiver of the limitation period applicable to any of the Company Returns or Taxes of the Company or any of its subsidiaries has been granted (by the Company or any other Person) that are still in effect, and no such extension or waiver has been requested from the Company or any of its subsidiaries.

          (e) No claim or other Proceeding is pending, or has been threatened, against or with respect to the Company or any of its subsidiaries in respect of any Tax. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries expect to receive notice that a Company Return has not been filed or paid Taxes required to be paid by it. The Company has not been, nor will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Body to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

          (f) Neither the Company nor any of its subsidiaries has entered into any compensatory agreement or arrangement or Contract with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company or its subsidiaries pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999of the Code. The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or 4999 of the Code.

          (g) Neither the Company nor any of its subsidiaries is liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company and its subsidiaries, either as a transferee, by contract, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. Neither the Company nor any of its subsidiaries is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          (h) Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

          (i) Neither the Company nor any of its subsidiaries has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

          (j) Neither the Company nor any of its subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Acquiror is not required to withhold Tax on the purchase of the stock of the Company by reason of Section 1445 of the Code.

          (k) Neither the Company nor any of its subsidiaries has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement.

          (l) Section 4.15 of the Company Disclosure Schedule contains accurate and complete descriptions of the Company's basis in its assets, the Company's current and accumulated earnings and profits, the Company's tax carryovers, excess loss accounts in the Company, tax elections affecting the Company, and any deferred intercompany transactions. The Company does not have a net operating loss or similar Tax attribute presently subject to limitation under Code Sections 382, 383, or 384, or the U.S. federal consolidated return regulations, or comparable state law.

          (m) Neither the Company nor any of its subsidiaries has been a party to any "reportable transaction" within the meaning of Treasury Regulations
Section 1.6011-4(b), any "confidential corporate tax shelter" within the meaning of Treasury Regulations Section 301.6111-2, or any "potentially abusive tax shelter" within the meaning of Treasury

Regulations Section 301.6112-1(b). Company and each of its subsidiaries have disclosed on the Company Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any of its subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 301.6011-4(b)(2) (determined without regard to whether such transaction is a "reportable transaction" under such regulation).

          (n) The Company and each of its subsidiaries at all times has been in material compliance with and have utilized the arm's length standard for course of dealing transactions applicable to controlled taxpayers as contemplated in
Section 482 of the Code, the Treasury Regulations promulgated thereunder and any analogous provision of state, local or foreign Tax law. The Company and each of its subsidiaries has properly and in a timely manner documented its respective transfer pricing methodology as required by Section 6662(e) (and any related sections) of the Code, the Treasury Regulations promulgated thereunder and any analogous provisions of state, local or foreign Tax law.

     4.16 Employee and Labor Matters.

          (a) Section 4.16(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company and each of its subsidiaries (including any employee who is on a leave of absence or on layoff status) (i) the name of such employee and the date as of which such employee was originally hired; (ii) such employee's title; (iii) such employee's annualized compensation as of the date of this Agreement; (iv) each Plan (as defined in Section 4.17 hereof) in which such employee participates or is eligible to participate; and
(v) any Governmental Authorization that is held by such employee and that is used in connection with the Company's business or its subsidiaries' business.

          (b) Section 4.16(b) of the Company Disclosure Schedule contains a list of individuals who are currently performing services for the Company or any of its subsidiaries and are classified as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."

          (c) Neither the Company nor any of its subsidiaries is a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract, or any other Contract to provide severance payments or benefits to any employee upon termination of employment.

          (d) Neither the Company nor any of its subsidiaries has ever been a party to or bound by any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

          (e) The employment of each of the Company's and any of its subsidiaries' employees is terminable by the Company or its subsidiaries, respectively, at will without any penalty or severance obligation to Company or its subsidiaries. The Company has delivered to Acquiror accurate and complete copies of all employee manuals and handbooks, policy statements and employment agreements relating to the employment of the current employees of the Company.

          (f) To the Knowledge of the Company (i) no employee of the Company or any of its subsidiaries intends to terminate his or her employment with the Company or such subsidiary and neither the Company nor any of its subsidiaries has a present intention to terminate the employment of any employee; (ii) to the Company's Knowledge, no employee of the Company or any of its subsidiaries has received in the last two (2) years, nor is currently considering, an offer to join a business that likely would be competitive with the Company's business; and (iii) no employee of the Company or any of its subsidiaries is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company or any of its subsidiaries, or (B) the Company's business or operations.

          (g) To the Company's Knowledge, no employee who is a party to any proprietary information, confidentiality, noncompetition, employment or similar agreement with any third party is in breach of such agreement.

          (h) Neither the Company nor any of its subsidiaries has engaged, or ever been engaged, in any unfair labor practice (as defined under the National Labor Relations Act or any comparable law in any jurisdiction outside the United States of America). There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its subsidiaries or any of their employees while employed by the Company and such subsidiaries. There is not now pending, and to the Knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. Company and its subsidiaries have complied in all material respects with all contractual obligations and Legal Requirements relating to the employment of individuals, immigration, equal employment opportunity, nondiscrimination, wages (including but not limited to the proper classification of as exempt or non-exempt and the payment of any overtime), worker classifications (including proper classification of any independent contractors or consultants), hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, workers' compensation, leaves of absence, and layoffs and plant closing (including but not limited to any obligations under the Worker Readjustment and Notification Act, 29 U.S.C. Section 2101 or any other comparable law in any jurisdiction outside the United States of America). Except as set forth in Company Disclosure Schedule 4.16(h), there has not been, there is not presently existing, and to Company's Knowledge there is not threatened any Proceeding against or affecting Company or its subsidiaries relating to the alleged violation of any contractual obligation or Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or any other labor or employment dispute or litigation against or affecting Company or its subsidiaries.

          (i) Each employee of the Company and its subsidiaries is in compliance with all applicable visa and work permit requirements. No visa or work permit held by an employee of the Company or any of its subsidiaries will expire during the six month period beginning at the date of this Agreement.

     4.17 Benefit Plans; ERISA.

          (a) Section 4.17(a) of the Company Disclosure Schedule lists all written (i) Employee Benefit Plans of the Company and each of its subsidiaries,
(ii) employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or any of its subsidiaries or any ERISA Affiliate, and (iii) other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or any of its subsidiaries or any ERISA Affiliate maintains, contributes to or has any obligation to or liability for (collectively, the "Plans").

          (b) None of the Plans is a Defined Benefit Plan, and neither the Company nor any of its subsidiaries nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

          (c) None of the Plans is a Multiemployer Plan, and neither the Company nor any of its subsidiaries nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

          (d) Neither the Company nor any of its subsidiaries maintains, contributes to, or has any obligations under any plan, program, or agreement that provides health benefits to any employees, former employees, or their beneficiaries after their termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA or similar applicable state law.

          (e) Each Plan that is an Employee Benefit Plan complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

          (f) Benefits under each Plan that is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any of its subsidiaries or any ERISA Affiliate, the premiums for which are paid directly by the employer or employee organization from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to any such Plan requires or permits retroactive increase in premiums or payments due thereunder.

          (g) All reports, forms and other documents required to be filed with any Governmental Body or furnished to employees with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

          (h) Each Plan that is intended to be qualified under Section 401(a) of the Code (and any related trust intended to be exempt from tax under Section 501(a) of the Code) is the subject of a favorable IRS determination, notification, or opinion letter issued after January 1, 1997 and has been timely amended, adopted and administered in compliance with the applicable provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof, and Section 501 of the Code. To Company's Knowledge, nothing has occurred since the issuance of the IRS's most recent favorable determination letter (or opinion or notification letter, if applicable) that could reasonably be expected to adversely affect the qualification of such Plan or the tax exempt status of its related trust. The Company has provided Acquiror with the most recent determination, opinion or notification letter (as applicable) the Internal Revenue Service has issued relating to each such Plan.

          (i) All contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) have been made prior to the Closing by the Company or any of its subsidiaries or the applicable ERISA Affiliate, except contributions for the payroll periods ending during the month in which the Closing occurs.

          (j) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for coverage months ending on or before the Closing.

          (k) With respect to each Plan:

               (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

               (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan which would have a Company Material Adverse Effect;

               (iii) Neither the Company nor any fiduciary of the Company or any of its subsidiaries has any Knowledge of any facts which could give rise to any such action or claim; and

               (iv) there are no audits, inquiries, investigations, or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliate, threatened by any Governmental Body with respect to any Plan.

          (l) Each of the Plans provides that it may be amended or terminated at any time except with respect to benefits protected under Section 411(d) of the Code. None of the Plans are subject to any surrender fees, deferred sales charges, commissions, or other fees upon termination other than the normal and reasonable administrative fees associated with its amendment, transfer or termination. No action or omission of the Company, any of its subsidiaries, or any of their directors, officers, employees, or agents in any way restricts, impairs or prohibits Company or any successor thereto from amending, merging, or terminating any Plan in accordance with the express terms of any such Plan and applicable law.

          (m) To Company's Knowledge, (i) each Plan that is a "nonqualified deferred compensation plan" (within the meaning of Section 409(A)(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Proposed Regulations issued under Code Section 409A, Fed. Reg. Vol. 70, No. 191, p. 57984 (10/4/2005), and any subsequent guidance relating thereto; and (ii) no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Plan.

          (n) Neither the Company nor any of its subsidiaries nor any ERISA Affiliate has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA.

          (o) True, correct and complete copies of all documents creating or evidencing any Plan listed in the Company Disclosure Schedule including (without limitation) (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all Internal Revenue Service determination, opinion, notification and advisory letters, and all applications and correspondence to or from the Internal Revenue Service or the Department of Labor with respect to any such application or letter; (iii) all written communications to any employee or employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its subsidiaries received by employees in the last three (3) years; (iv) all correspondence to or from any governmental agency relating to any Plan since January 1, 2002; (v) all COBRA forms and related notices provided since January 1, 2002 (or such forms and notices as required under comparable law); (vi) nondiscrimination test reports for each applicable Plan for the last three (3) years; (vii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Plan for the last three (3) years; and (viii) all reports, forms and other documents required to be filed with any Governmental Body in the last three (3) years (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA) have been delivered to Acquiror. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in the Company Disclosure Schedule.

          (p) All expenses and liabilities relating to all of the Plans described in the Company Disclosure Schedule have been, and will on the Closing be fully and properly accrued on the Company's books and records and disclosed in accordance with GAAP and in Plan financial statements.

     4.18 Environmental Matters. The Company and each of its subsidiaries are and have been at all times in compliance in all material respects with all Environmental Laws. The Company and each of its subsidiaries have now and at all times have had all the necessary permits required under Environmental Laws for the operation of its business, and are not and have not been in violation of any of the terms and conditions of any of its permits. Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise) that alleges that the Company or any of its subsidiaries is not in compliance with any Environmental Law. Neither the Company nor any of its subsidiaries has generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the properties occupied or controlled by the Company or any of its subsidiaries on or at any time prior to the date hereof other than common household and office products in de minimis quantities. There are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from any of the properties occupied or controlled by the Company or any of its subsidiaries, and to the Knowledge of the Company (a) there are no circumstances that may prevent or interfere with the Company's or any of its subsidiaries' compliance with any Environmental Law and (b) no former owner or user of the properties occupied or controlled by the Company or any of its subsidiaries engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on properties occupied or controlled by the Company or any of its subsidiaries.

     4.19 Sale of Products; Performance of Services. Neither the Company nor any of its subsidiaries have made any express warranties or guarantees relating to its products or services that are in effect as of the date hereof. No customer or other Person has ever asserted or threatened to assert any material claim against the Company or any of its subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or any of its subsidiaries, or
(ii) under or based upon any other warranty relating to any product sold by the Company or any of its subsidiaries or any services performed by the Company or any of its subsidiaries. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

     4.20 Insurance. The Company and each of its subsidiaries maintains with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are customarily carried by Persons conducting businesses or owning assets similar in type and size to those of Company and its subsidiaries, including without limitation all legally required workers' compensation insurance and casualty, fire and general liability insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each of its subsidiaries are otherwise in compliance with the terms of such policies and bonds and all such policies are in full force and effect. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     4.21 Related Party Transactions. Except as set forth in Company Disclosure
Schedule 4.21:

          (a) To the Company's Knowledge, no Related Party has, and no Related Party has at any time had, any direct or, except as a stockholder of the Company, indirect interest of any nature in any asset used in or otherwise relating to the business of the Company or any of its subsidiaries;

          (b) No Related Party is, or has been indebted to the Company or any of its subsidiaries;

          (c) To the Company's Knowledge, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company or any of its subsidiaries and no such Contract, transaction or business dealing of any nature is necessary to operate the business of the Company and each of its subsidiaries as it is currently conducted;

          (d) To the Company's Knowledge, no Related Party is competing, or has at any time competed, directly or indirectly, with the Company in any market served by the Company or any of its subsidiaries;

          (e) To the Company's Knowledge, no Related Party has any claim or right against the Company or any of its subsidiaries; and

          (f) To the Company's Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company or any of its subsidiaries.

     4.22 Proceedings; Orders.

          (a) There is no pending Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Proceeding (i) that involves the Company or any of its subsidiaries or that otherwise relates to or likely would affect the Company's or its subsidiaries' business or any of the assets owned or used by the Company or any of its subsidiaries (whether or not the Company or any of its subsidiaries is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (b) No Proceeding has ever been commenced by or against the Company or any of its subsidiaries, and no Proceeding otherwise involving or relating to the Company or any of its subsidiaries has been pending or, to the Company's Knowledge, threatened at any time.

          (c) There is no Order to which the Company or any of its subsidiaries, or any of the assets owned or used by the Company or any of its subsidiaries, is subject.

          (d) To the Knowledge of the Company, no Principal Stockholder, officer or employee of the Company or any of its subsidiaries is or was subject to any Order that prohibits or prohibited such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's and each of its subsidiaries' business.

          (e) There is no Order, or to the Knowledge of the Company, proposed Order (other than any proposed Order that would be applicable generally to the digital media software industry) that, if issued or otherwise put into effect,
(i) likely would have a material adverse effect on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or (ii) may have the effect of preventing, delaying, making legal or otherwise interfering with any of the Transactions.

     4.23 Non-Contravention; Consents. Except as set forth in Section 4.23 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's or any of its subsidiaries charter documents, or
(ii) any resolution adopted by the stockholders, the Company's board of directors or any committee of the Company's board of directors, if any;

          (b) to the Knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of its subsidiaries, or any of the assets owned or used by the Company or any of its subsidiaries, is subject;

          (c) cause the Company or any of its subsidiaries to become subject to, or to become liable for the payment of, any Tax;

          (d) cause any of the assets owned or used by the Company or any of its subsidiaries to be reassessed or revalued by any Taxing Authority or other Governmental Body;

          (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its subsidiaries or any of their employees or that otherwise relates to the Company's or its any of its subsidiaries' business or to any of the assets owned or used by the Company;

          (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Company Contracts;

          (g) give any Person the right to (i) declare a default or exercise any remedy under any Company Contract (including any release of source code), (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

          (h) give any Person the right to any payment by the Company or any of its subsidiaries or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company or any of its subsidiaries in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

          (i) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its subsidiaries.

Except for the filing of the Certificate of Merger with the Secretary of State of Delaware, neither the Company nor any of its subsidiaries will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions. As of the Effective Time, all such filings, notices and Consents will have been duly made, given or obtained and are in full force and effect, other than those which by their nature are required to be made, given or obtained after the execution of this Agreement, all of which shall be made, given or obtained within the time required therefor.

     4.24 Customers and Suppliers.

          (a) Customers. There has not been any material adverse change in the business relationship of the Company or any of its subsidiaries with any material customer who accounted for more than five percent (5%) of the Company's gross sales during the period from January 1, 2004 to the Closing Date. Section 4.24(a) of the Company Disclosure Schedule sets forth an accurate and complete:

               (i) list of the customers of the Company who accounted for ninety percent (90%) or more of the Company's revenue for each of the last three (3) fiscal years,

               (ii) breakdown of the revenues received from each such customer for each of the last three (3) fiscal years, and

               (iii) breakdown of all customer deposits in an amount greater than $5,000 held by the Company as of the date of this Agreement.

               (iv) Suppliers. There has not been any material adverse change in the business relationship of the Company or any of its subsidiaries with any material supplier, sole source supplier or any supplier from whom the Company purchased more than five percent (5%) of the total goods or services which it purchased during the period from January 1, 2004 to the Closing Date. Section 4.24(a)(iv) of the Company Disclosure Schedule sets forth an accurate and complete:

               (v) list of all active suppliers of the Company (e.g., suppliers who have any continuing obligations to the Company or who are owed any payments from the Company),

               (vi) breakdown of the amounts paid to each such supplier for each of the last three (3) fiscal years,

               (vii) list of all sole source suppliers of significant goods or services to the Company with respect to which practical alternative sources of supply are not available on comparable terms and conditions, and

               (viii) breakdown of the amounts paid to each such sole source supplier for each of the last three (3) fiscal years.

     4.25 Brokers. Neither the Company nor any stockholder has agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     4.26 Powers of Attorney. Neither the Company nor any of its subsidiaries has given a power of attorney to any Person.

     4.27 Voting Arrangements. To the Company's Knowledge, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings relating to the voting of any shares of the capital stock of the Company.

     4.28 Board Approval. The board of directors of the Company has, as of the date of this Agreement, unanimously (i) approved, subject to stockholder approval, this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders and is on terms that are fair to such stockholders and (iii) recommended that the stockholders approve this Agreement and the Merger.

     4.29 Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote with respect to the Merger are the only votes of the holders of any class or series of Company Stock necessary to approve this Agreement and the transactions contemplated hereby.

     4.30 Full Disclosure. No statement contained in any representation or warranty contained herein or any statement contained in any certificate or schedule furnished or to be furnished by the Company to Acquiror or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     4.31 State Takeover Statutes; Stockholder Rights Plan. No state anti-takeover statute or similar charter or bylaw provisions of the Company are applicable to the Merger, this Agreement and the transactions contemplated hereby. The Company is not a party to any "stockholder rights plan" or similar anti-takeover plan or device.

     4.32 Spreadsheet. The information contained in the Spreadsheet (as defined in Section 7.5 hereof) is complete and correct.

     4.33 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Acquiror or its counsel.

     4.34 Stockholder Information. The information furnished on or in any document mailed, delivered or otherwise furnished to stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

     4.35 Adjustment Amount. The accounting of the Adjustment Amount provided to the Company pursuant to Section 1.1(a) are accurate and complete in all respects.

     4.36 CDI Budget. The CDI Budget delivered to the Acquiror by the Company
(i) has been prepared in accordance with the Company's historical accounting practices, (ii) the projections contained therein were prepared in good faith, and (iii) the Company believes there is a reasonable basis for such projections.

                                   ARTICLE 5
          REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

     Except as specifically set forth in the Company Disclosure Schedule, each of the Principal Stockholders, severally and not jointly, to his or her or its Knowledge, hereby represents and warrants to Acquiror and Merger Sub on the date hereof:

     5.1 Ownership of Company Stock. Such Principal Stockholder is the sole record and beneficial owner of the Company Stock designated as being owned by such Principal Stockholder opposite such Principal Stockholder's name in Section 4.3(a) of the Company Disclosure Schedule. Such Company Stock is not subject to any Encumbrances of any kind, and such Principal Stockholder has not granted any rights to purchase such Company Stock to any other person or entity. Each Principal Stockholder has the sole right to transfer such Company Stock to Acquiror. Such Company Stock constitutes all of the Company Stock owned, beneficially or of record, by such Principal Stockholder, and such Principal Stockholder has no options, warrants or other rights to acquire Company Stock. Upon the Effective Time and assuming the filing and acceptance of the Certificate of Merger, in exchange for the consideration paid pursuant to
Section 3.1(b) hereof, Acquiror will receive good title to such Company Stock owned by such Principal Stockholder, subject to no Encumbrances retained, granted or permitted by such Principal Stockholder or the Company.

     5.2 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder, arising out of or relating to (a) such Principal Stockholder's beneficial ownership of Company Capital Stock or rights to acquire Company Capital Stock, (b) such Principal Stockholder's capacity as a Stockholder, (c) the transactions contemplated by this Agreement, (d) any contribution of assets (tangible and intangible) by such Principal Stockholder (or any of its affiliates) to the Company (or any of its affiliates), or (e) any other agreement between such Principal Stockholder (or any of its affiliates) and the Company (or any of its affiliates), nor to the Knowledge of such Principal Stockholder, is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder arising out of or relating to the matters noted in clauses (a) through (e) of the preceding sentence by or before any Governmental Body, nor to the Knowledge of such Principal Stockholder, is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the Knowledge of such Principal Stockholder, threatened, against such Principal Stockholder with respect to which such Principal Stockholder has a contractual right or a right pursuant to DGCL to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

     5.3 Absence of Claims by the Principal Stockholders. Such Principal Stockholder has no claim against the Company whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

     5.4 No Conflict. The execution and delivery by such Principal Stockholder of the Transactional Agreements to which it is a party and the consummation of any of the Transactions will not conflict with (a) any provision of the charter documents of such Principal Stockholder if such Principal Stockholder is an entity, (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Principal Stockholder or any of its properties or assets is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Stockholder or its properties or assets.

     5.5 Authority. Each Principal Stockholder that is an entity has all requisite power and authority, and each Principal Stockholder that is an individual has capacity, to enter into the Transactional Agreements to which it or he, as the case may be, is a party and to consummate the Transactions. The execution and delivery of the Transactional Agreements to which such Principal Stockholder is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of such Principal Stockholder and no further action is required on the part of such Principal Stockholder to authorize the Transactional Agreements to which it is a party and the Transactions. The Transactional Agreements to which such Principal Stockholder is a party has been duly executed and delivered by such Principal Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Stockholder, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

                                    ARTICLE 6
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR, MERGER SUB AND
                                 MERGER SUB II

     The Acquiror, Merger Sub and Merger Sub II hereby represent and warrant to Company on the date hereof as follows:

     6.1 Due Organization; Good Standing; Authority; Binding Nature of
Agreements.

          (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party.

          (b) Merger Sub and Merger II have been recently formed for the purpose of effecting the Merger and have not conducted any business except in connection with preparation for, and in furtherance of, the Merger. Acquiror owns all of the issued and outstanding capital stock of Merger Sub and Merger Sub II.

          (c) The execution, delivery and performance of each of the Transactional Agreements to which it is a party have been duly authorized by all necessary action on the part of each of Acquiror, Merger Sub and Merger Sub II, their respective boards of directors, and the sole stockholder of Merger Sub and Merger Sub II.

          (d) Each of the Transactional Agreements to which it is a party constitutes the legal, valid and binding obligation of Acquiror, Merger Sub and Merger Sub II, enforceable against Acquiror, Merger Sub and Merger Sub II in accordance with its terms and conditions.

     6.2 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the Transactional Agreements to which Acquiror, Merger Sub or Merger Sub II, as the case may be, is a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of (a) any of the provisions of Acquiror's certificate of incorporation or bylaws, (b) Merger Sub or Merger Sub II's certificate of incorporation or bylaws, or (c) any resolution adopted by Merger Sub's or Merger Sub II's sole stockholder, Acquiror's, Merger Sub's or Merger Sub II's board of directors or any committee of Acquiror's, Merger Sub's or Merger Sub II's board of directors, or Acquiror's stockholders. With the exception of the filing of the Certificate of Merger and Certificate of Merger II in the State of Delaware and any necessary filings pursuant to federal and state securities laws or the rules of other governmental bodies, Acquiror, Merger Sub and Merger Sub II will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     6.3 Brokers. Acquiror has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     6.4 SEC Reports; Absence of Changes.

          (a) Acquiror has filed with the SEC all forms, reports, schedules, registration statements and preliminary or definitive proxy or information statements required to be filed by it with the SEC since January 20, 2005 (such reports, the "Acquiror SEC Reports"). As of their respective dates, the Acquiror SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror SEC Reports. As of their respective dates, the Acquiror SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Acquiror has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the Acquiror SEC Reports.

          (b) Since the date of the most recent financial statements appearing in the Acquiror SEC Reports, except for liabilities incurred in connection with the Transactions, since such date Acquiror has conducted its business only in the ordinary course, and since such date there has not occurred any event having an Acquiror Material Adverse Effect or, to Acquiror's knowledge, any event or development which is reasonably likely to cause an event having an Acquiror Material Adverse Effect.

                                   ARTICLE 7
                              ADDITIONAL AGREEMENTS

     7.1 Additional Agreements. In the event that any further action is necessary or desirable to carry out the purposes of this Agreement at any time after the Effective Time, the proper officers and directors of Acquiror and the Company (or of the Surviving Corporation on behalf of the Company) are authorized to take all such necessary action.

     7.2 Public Announcements. The Company and the Principal Stockholders and, prior to the Effective Time, Acquiror shall not issue any press release or make any public statement with respect to the Merger or the Transaction Documents without the prior written consent of the other party; provided, however, that the Acquiror may issue a press release or make a public statement with respect to the Merger or this Agreement prior to the Effective Time if required under applicable Legal Requirements and the rules of the Nasdaq Stock Market. Each of Acquiror and the Company shall make all filings as required by any Governmental Body and shall promptly provide the other party with copies of filings made by such party between the date hereof and the Effective Time. The Company shall take reasonable steps to require all Company Stockholders to comply with the provisions of this Section 7.2.

     7.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement between the Company and Acquiror. In this regard, the Company acknowledges that the Acquiror Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and the Principal Stockholders acknowledge and agree not to engage in any discussions, correspondence or transactions in the Acquiror Common Stock in violation of applicable securities laws. Additionally, the Company, each of the Principal Stockholders and Acquiror shall not disclose the terms of the Merger or any Transactional Agreement or any discussions related thereto to any of their respective employees (other than the extent necessary to consummate the transaction contemplated hereby), customers or any other Person without the prior written consent of the other party; provided, however, the Company or Acquiror may disclose such terms and discussions to each respective party's accounting, legal, and financial advisors who are under non-disclosure agreements which are similarly restrictive as the Confidentiality Agreement. The Company shall take reasonable steps to require all Company Stockholders to comply with the provisions of this Section 7.3.

     7.4 Conveyance Taxes. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     7.5 Spreadsheet. The Company shall deliver a spreadsheet, (the "Spreadsheet") substantially in the form attached hereto as Schedule 7.5, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall separately list, as of the Closing, all Company Stockholders and their current respective addresses, the number and class and/or series of shares of Company Stock held by such persons and the respective certificate numbers, the date of acquisition of such shares, the amount of shares of Acquiror Common Stock to be issued to each holder, the number of shares, if any, to be paid by the Company Stockholder in settlement of outstanding Company Stockholder loans, the number of Acquiror Common Stock to be deposited into the Escrow Account on behalf of each holder, and such other information relevant thereto or which the Acquiror may reasonably request. The Company shall deliver to Acquiror the Spreadsheet three (3) business days prior to the Closing Date.

     7.6 Termination of Company Plans. If requested by Acquiror, the Company shall, immediately prior to the Closing Date, terminate any one or more of the Plans and shall provide to Acquiror a copy of the resolutions of the Board of Directors of the Company and any plan amendments effecting such termination.

     7.7 Registration Rights

          (a) "Effectiveness Date" means with respect to the Registration Statement the earlier of the 90th day following the Filing Date and the date which is within five (5) days of the date on which the SEC informs Acquiror that the SEC (i) will not review the Registration Statement or (ii) that Acquiror may request the acceleration of the effectiveness of the Registration Statement.

          (b) The term "Holder" means any holder of outstanding Registrable Securities who is (i) a Company Stockholder; or (ii) any person to which the registration rights provided for in this Agreement shall have been properly assigned or otherwise transferred in accordance with Section 7.7(l) hereof;

          (c) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement;

          (d) The term "Registrable Securities" means: (i) Acquiror Common Stock issued to the Company Stockholders in the Merger, and (ii) the shares of Acquiror Common Stock issued or issuable as a result of any stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and any other securities issued pursuant to any other pro rata distribution with respect to, or in exchange for or in replacement of Acquiror Common Stock; provided, however, that shares of Acquiror Common Stock shall not be treated as Registrable Securities if such shares: (v) are Earn-Out Shares or Escrowed Shares; (w) are sold under any registration under the Securities Act or pursuant to the Shelf Registration Statement (as defined below); (x) are sold by a person in a transaction in which rights under this Agreement are not assigned in accordance with the terms of this Agreement; (y) are sold pursuant to Rule 144 (including any successor provision, "Rule 144") promulgated under the Securities Act; (z) in the opinion of counsel to Acquiror, may be sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and legends with respect thereto are removed from the certificates representing such shares upon the consummation of such sale;

          (e) "Registration Expenses" shall mean all expenses incurred by Acquiror in compliance with Section 7.7 hereof, whether or not any registration statement is filed or becomes effective and whether or not any Registrable Securities are sold pursuant to such registration statement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Acquiror, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Acquiror, which shall be paid in any event by Acquiror);

          (f) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for the Holders, if any, relating to the sale or disposition of the Registrable Securities pursuant to any registration statement filed pursuant to this Section 7.7.

          (g) Company Registration.

               (i) Shelf Registration. Acquiror shall prepare and file with the SEC a registration statement (the "Registration Statement") covering for resale all Registrable Securities within ninety (90) days of the date hereof and use its best efforts to cause such Registration Statement to become effective as soon as possible, but no later than one hundred eighty (180) days from the date of this Agreement. The Registration Statement shall be on Form S-3 (except if Acquiror is not then eligible to register for resale the Registrable Securities on Form S-3 and such ineligibility is attributable to the failure of Company to deliver the financial statements of the Company, in a timely manner, pursuant to
Section 8.3(a) hereof, in which event Acquiror shall have no further duties or obligations under this Agreement). Acquiror shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing of its Form 8-K Report containing pro-forma financial information regarding its acquisition of the Company, but in any event no later than ninety (90) days after the date of filing of such Form 8-K Report.

               (ii) Underwriting. If the registration of which Acquiror gives notice is for a registered public offering involving an underwriting, Acquiror shall so advise the Holders in the written notice given to the Stockholders' Agent. In such event, the right of a Holder to registration pursuant to this
Section 7.7 shall be conditioned upon the Holder's participation in such underwriting and the inclusion of Holder's Registrable Securities in the underwriting to the extent provided herein. Each Holder shall (together with Acquiror and any other stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by Acquiror. Notwithstanding any other provision of this Section 7.7(g), if the representative determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may limit the number of Registrable Securities to be included in the registration and underwriting. Acquiror shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: The securities of Acquiror held by the Holders participating in such registration (other than securities held by holders who by contractual right demanded such registration) shall be excluded from such registration and underwriting on a pro rata basis (based on the number of shares held) to the extent required by such limitation. If a Holder disapproves of the terms of any such underwriting, a Holder may elect to withdraw therefrom by written notice to Acquiror and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          (h) Registration Expenses. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this
Section 7.7 shall be borne by Acquiror, and any and all Selling Expenses shall be borne by the Holders.

          (i) Registration Procedures. In connection with Acquiror's registration obligations hereunder, Acquiror shall:

               (i) Prepare and file with the SEC a Registration Statement on Form S-3 (or if Acquiror is not then eligible to register for resale the Registrable Securities on Form S-3 such registration shall be on another appropriate form in accordance herewith) in accordance with the method or methods of distribution thereof as specified by the Stockholders' Agent (except if otherwise directed by the Stockholders' Agent), and cause the Registration Statement to become effective and remain effective as provided herein.

               (ii) (i) Prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for a period of three hundred and sixty (360) days; provided, however, that such 360-day period shall be extended for a period of time equal to the period during which a Holder refrains from selling any securities included in such registration in accordance with the provisions set forth in Section 7.7(l) hereof (together the "Effectiveness Period"); (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) respond as promptly as possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and as promptly as possible provide the Holders true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the Registration Statement as so amended or in such prospectus as so supplemented.

               (iii) Notify the Stockholders' Agent (i) of Registrable Securities to be sold and any special counsel to the Holders as promptly as possible (and, in the case of (i)(A) below, not less than five (5) business days prior to such filing) and (if requested by the Stockholders' Agent) confirm such notice in writing no later than one (1) business day following the day (A) when a prospectus or any prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (B) when the SEC notifies Acquiror whether there will be a "review" of such Registration Statement and whenever the SEC comments in writing on such Registration Statement and (C) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) if at any time any of the representations and warranties of Acquiror contained in any agreement contemplated hereby cease to be true and correct in all material respects; (v) of the receipt by Acquiror of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (vi) of the occurrence of any event that makes any statement made in the Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, prospectus or other documents so that, in the case of the Registration Statement or the prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (iv) The Company shall promptly furnish to Holder's counsel, if any, without charge, (i) any correspondence from the SEC or the SEC's staff to Acquiror or its representatives relating to any Registration Statement and (ii) promptly after the same is prepared and filed with the SEC, a copy of any written response to the correspondence received from the SEC.

               (v) Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to a Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as such Holder may request at least two (2) business days prior to any sale of Registrable Securities.

          (j) Indemnification.

               (i) Acquiror will, notwithstanding any termination of this Agreement, indemnify the Holders and each of its officers, directors, agents, brokers, investment advisors and employees, and each person who controls any such Holder, the officers, directors, agents and employees of each such controlling person, to the fullest extent permitted by applicable law with respect to each registration which has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Acquiror of the Securities Act or any rule or regulation thereunder applicable to Acquiror and relating to action or inaction required of Acquiror in connection with any such registration, qualification or compliance, and will reimburse such Holder and its directors and officers for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that Acquiror will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Acquiror by such Holder or underwriter. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 5(c) hereof) and shall survive the transfer of the Registrable Securities by such Holder.

               (ii) Each Holder will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Acquiror, each of its directors and officers and each underwriter, if any, of Acquiror's securities covered by such a registration statement, each person who controls Acquiror or such underwriter, each other stockholder of Acquiror participating in such registration, and each of their respective officers, directors, and partners, and each person controlling such other stockholder, in each case, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Holder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Holder or Holders therein not misleading, and will reimburse Acquiror and such other stockholders, directors, officers, members, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Acquiror by such Holder or Holders.

               (iii) Each party entitled to indemnification under this Section 7.7(j) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

               (iv) If the indemnification provided for in this Section 7.7(j) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding anything to the contrary contained herein, a Holder shall be liable or required to contribute under this
Section 7.7(j)(iv) only that amount as does not exceed the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to the Registration Statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

               (v) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Section 7.7 are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

               (vi) The foregoing indemnity agreement of Acquiror and the Holders is subject to the condition that, insofar as they relate to any loss, claim, liability or damage made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

          (k) Information by Holders. The Holders shall furnish to Acquiror such information regarding such Holder and the distribution proposed by the Holders as Acquiror may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

          (l) Market-Stand Off. Each Holder agrees, if requested by Acquiror and an underwriter of common stock (or other securities) of Acquiror, not to sell or otherwise transfer or dispose of any common stock (or other securities) of Acquiror held by such Holder during the 90-day period following the effective date of a registration statement of Acquiror filed under the Securities Act. If requested by the underwriters, the Holders shall execute a separate agreement to the foregoing effect. Acquiror may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 90-day period. The provisions of this Section 7.7(l) shall be binding upon any transferee who acquires Registrable Securities, whether or not such transferee is entitled to the registration rights provided hereunder.

          (m) Limitations. Acquiror shall not be obligated to take any action to effect any registration pursuant to this Section 7.7 in any particular jurisdiction in which Acquiror would be required to execute a general consent to service of process in effecting such registration, qualification or compliance under the securities or blue sky laws of such jurisdiction within the United States and its possessions and territories unless Acquiror is already subject to service in such jurisdiction and except as may be required by the Securities Act.

          (n) No Underwriting. No sale of Registrable Securities under any registration statement pursuant to this Agreement may be effected pursuant to any underwritten offering without Acquiror's prior written consent, which may be withheld in its sole and absolute discretion.

          (o) Termination. The registration rights set forth in this Agreement shall not be available to a Holder if, in the opinion of counsel to Acquiror, all of the Registrable Securities then owned by such Holder could be sold in any 90-day period pursuant to Rule 144 under the Securities Act (without giving effect to the provisions of Rule 144(k))

          (p) Suspension of Registration Statement. Notwithstanding anything to the contrary set forth in this Agreement, Acquiror's obligation under this Agreement to amend or supplement a Shelf Registration Statement shall be suspended (and each Holder agrees that it will forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement) in the event and during such period as circumstances exist (including, without limitation (i) an underwritten offering by Acquiror if Acquiror is advised in writing by an independent investment banking firm that sale of the shares under the Shelf Registration

Statement would have a material adverse effect on Acquiror's offering or (ii) pending negotiations relating to, or consummation of, a transaction, or the occurrence of an event or the existence of facts and circumstances that would require additional disclosure of material information by Acquiror in the registration statement or such filing, as to which Acquiror has a bona fide business purpose for preserving confidentiality or which renders Acquiror unable to comply with SEC requirements) (such circumstances being hereinafter referred to as a "Suspension Event") that would make it impractical or unadvisable in the good faith judgment of the Board of Directors of Acquiror, to amend or supplement the Shelf Registration Statement (or to permit dispositions of Registrable Securities under the Shelf Registration Statement), but such suspension shall continue only for so long as such event or its effect is continuing, provided, further, that the aggregate number of days in any consecutive twelve (12) month period during which such suspension shall continue does not exceed 30 days per occurrence or more than 60 days in the aggregate. Any such suspension may not occur until after at least thirty (30) days after the effectiveness of the Shelf Registration Statement. Acquiror shall notify the Holder of the existence and, in the case of circumstances referred to in clause
(i) of this Section 7.7(k), of the nature of any Suspension Event by providing a suspension notice (a "Suspension Notice") to such Holder. If not more than 72 hours prior to the receipt of a Suspension Notice, a Holder has provided Acquiror with written notice of a proposed sale of Registrable Securities, the Holder may sell Registrable Securities as specified in such notice, and thereafter the Holder shall suspend all sales of Registrable Securities until such sales may be recommenced pursuant to the provisions of this Section. The Holders may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement or such filings following further notice to such effect from Acquiror to the Stockholders' Agent, which notice shall be given by Acquiror not later than two (2) business days after the conclusion of any Suspension Event (a "Termination Notice"). If so directed by Acquiror, each Holder will deliver to Acquiror all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such shares of Registrable Securities that was current at the time of receipt of such notice.

          (q) Transfer of Registration Rights. Except as otherwise provided herein, the rights to cause Acquiror to register securities granted by Acquiror under Section 7.7(d) may be assigned or otherwise conveyed to a transferee, assignee or successor of Registrable Securities, who shall be considered a "Holder" for purposes of this Agreement; provided that, (i) such transfer is effected in accordance with applicable federal and state securities laws, (ii) such transferee, assignee or successor becomes a party to this Agreement or agrees in writing to be subject to the terms hereof to the same extent as if he were an party hereto, and (iii) Acquiror is given written notice by such Holder of said transfer, stating the name and address of said transferee, assignee or successor and identifying the securities with respect to which such registration rights are being assigned.

     7.8 Blue Sky Laws. Acquiror shall use commercially reasonable best efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. The Company shall take such steps to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

                                   ARTICLE 8
                        CLOSING & POST-CLOSING DELIVERIES

     8.1 Closing Deliveries of Company and Principal Stockholders. At the Closing, the Company and Principal Stockholders shall deliver, or cause to be delivered, to Acquiror the following:

          (a) an executed option to acquire CDI, executed by the board of directors and shareholders of ASC USA and ASC Israel, in the form of the Option Agreement attached hereto as Exhibit C (the "CDI Option");

          (b) executed consulting agreements between Acquiror and each employee of CDI, in form and substance reasonably satisfactory to Acquiror;

          (c) an executed services agreement between Acquiror and Estelle Cleary, Executive Vice President of the Company, effective as of the Closing Date, substantially in the form attached hereto as Exhibit D (the "Services Agreement");

          (d) an executed escrow agreement between Acquiror, the Principal Stockholders and Stockholders' Agent, substantially in the form attached hereto as Exhibit E (the "Escrow Agreement");

          (e) executed consents from each of the counterparties to Company Contracts set forth on Section 4.23 of the Company Disclosure Schedule for the authorization, execution and delivery of the Transactional Agreements and the consummation of the Transactions, in form and substance reasonably satisfactory to Acquiror;

          (f) the resignations of the directors and officers of Company in office immediately prior to the Effective Time, effective as of the Effective Time;

          (g) evidence, in a form reasonably satisfactory to Acquiror, of the termination of the Sublease Agreement, dated October 1, 2005, between the Company and ASC USA;

          (h) resolutions of the board of directors of the Company, certified by the Secretary of the Company, authorizing the execution, delivery and performance of this Agreement, the CDI Option and the Transactions;

          (i) resolutions of the stockholders of the Company authorizing the Transactions, duly approved by the holders of 75% of the outstanding shares of Company Common Stock, and certified by the Secretary of the Company;

          (j) a complete and correct accounting of the Adjustment Amount;

          (k) evidence, in a form and substance reasonably satisfactory to Acquiror, that the Agreements with customers set forth in Schedule 8.1(m) have been amended to remove exclusivity provisions;

          (l) an affidavit, in a form reasonably satisfactory to Acquiror, stating under penalty of perjury that the Company's shares are not a "United States real property interest" as defined in Section 897(c) of the Code; and

          (m) the requisite stockholder approval under Section 280G(b)(5) of the Code (in a manner reasonably satisfactory to Acquiror) of any payments or benefits that could be considered "excess parachute payments" within the meaning of Section 280G of the Code (which initial determination shall be made by the Company and shall be subject to review and approval by Acquiror) to any person which required each such person to subject his existing benefits and payments to the stockholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Treasury Regulations promulgated thereunder.

     8.2 Closing Deliveries of Acquiror and Merger Sub. At the Closing, the Acquiror and Merger Sub shall deliver, or cause to be delivered, to Company and the Principal Stockholders the following:

          (a) a copy of the resolutions of the board of directors of the Merger Sub, certified by the Secretary of Merger Sub, authorizing the execution, delivery and performance of the Transactional Agreements to which Merger Sub is a party and the Transactions to be performed by Merger Sub; and

          (b) a copy of the resolutions of the sole stockholder of Merger Sub authorizing the Transactions, and certified by the Secretary of Merger Sub.

     8.3 Post-Closing Covenants of Acquiror, Surviving Corporation, and Principal Stockholders.

          (a) Immediately following the Effective Time, Acquiror shall, and shall cause the Company, as the corporation surviving following the Merger, and the Merger Sub II, to complete the Second Step Merger pursuant to the Second Step Agreement of Merger.

                                   ARTICLE 9
                           ESCROW AND INDEMNIFICATION

     9.1 Company Indemnification Obligations.

          (a) Pursuant to Section 3.4, at Closing Acquiror shall set aside the Escrowed Shares in a segregated Escrow Account. Subject to the limitations contained in this Article 9, the Escrowed Shares shall be available to compensate Acquiror for any loss, expense, liability or other damage, including reasonable attorneys' fees (collectively, "Damages") to the extent of Damages incurred by Acquiror by reason of the breach or alleged breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document, schedule or certificate delivered by the Company pursuant hereto (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to "materiality", a "Company Material Adverse Effect" or "Knowledge" contained therein) (collectively, the "Company Indemnification Obligations").

          (b) Acquiror shall be entitled to set-off the amount of any Company Indemnification Obligation in excess of the Escrow Account against any amount, right or obligation owing to a Company Stockholder under this Agreement or any other agreement, including without limitation the Earn-Out Payment.

          (c) Notwithstanding the representations and warranties and the related disclosures in the Schedule of Exceptions, the Company Indemnification Obligations shall include any Damages arising from, or related to the claims set forth on Section 4.22(b) of the Schedule of Exceptions with respect to U.S. Patent 4,698,672 (the "672 Matter").

     9.2 Escrow Period. The Escrow Account shall commence on the Closing Date and terminate on August 2, 2007 (the "Escrow Period"), provided, however, 1/4 (one quarter) of the Escrowed Shares shall be released October 2, 2006, and 1/4 (one quarter) of the Escrowed Shares shall be released on May 2, 2007 and the remaining 1/2 (one half) of the Escrowed Shares shall be release on August 2, 2007; provided, further, that the portion of the Escrowed Shares which, in the reasonable judgment of Acquiror and subject to the objection of the Stockholders' Agent and the subsequent resolution of the matter in the manner provided in Section 9.5, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Stockholders' Agent prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been finally resolved, or, if earlier, until released in accordance with the terms hereof.

     9.3 Claims Upon Escrow Account. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of Acquiror (an "Officer's Certificate"):

          (a) Stating the aggregate amount of Acquiror's Damages or an estimate thereof, in each case to the extent known or determinable at such time, and

          (b) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, then the Escrow Agent shall, subject to the provisions of Sections 9.3, 9.7 and 9.8 hereof, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, such number of shares from the Escrow Amount having a Fair Market Value equal to such Damages, all in accordance with the Escrow Agreement and Section 9.6 below. The Acquiror shall determine the Tax treatment of any and all amounts remaining in the Escrow Account, including any net profit from, or interest or income produced by the Escrowed Shares, and the parties hereto shall, for Tax reporting purposes, report in a manner consistent with the Acquiror's determination.

     9.4 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of any portion of the Escrow Amount pursuant to Section 9.5 unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the portion of the Escrow Amount in the Escrow Fund in accordance with Section 9.5, provided that no such delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

     9.5 Resolution of Conflicts.

          (a) In case the Stockholders' Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Acquiror shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders' Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if Acquiror has requested delivery of a portion of the Escrow Amount, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the portion of the Escrow Amount from the Escrow Account in accordance with the terms of the memorandum.

          (b) If no such agreement can be reached after good faith negotiations, either Acquiror or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror (on the one hand) and the Stockholders' Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Sections 9.1 through 9.5, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

     9.6 Stockholders' Agent.

          (a) Harry Fox is hereby constituted and appointed as agent (the "Stockholders' Agent") for and on behalf of the Company, and the Company Stockholders and the participants in the escrow established for the Company's management (the "Management Participants") pursuant and subject to the conditions set forth in Section 3(a) hereof, to give and receive notices and communications, to authorize delivery to Acquiror of the portion of the Escrowed Shares from the Escrow Account in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Company Stockholders or the Management Participants, as the case may be, from time to time upon not less than ten (10) days' prior written notice to Acquiror. No bond shall be required of the Stockholders' Agent. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Company Stockholders and Management Participants. If the Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of Company Stockholders, then the Principal Stockholders and Management Participants shall each, within ten days after such death or disability, by a majority vote of the shares of Company Common Stock held by all Principal Stockholders at Closing and, with respect to the Management Participants, by a vote of a majority percentage of interest in the escrow established pursuant to Section 3(a), be entitled to appoint a successor agent and, promptly thereafter, shall notify Acquiror of the identity of such successor. Any such successor shall become the "Stockholders' Agent" for purposes of this Agreement. If for any reason there is no Stockholders' Agent at any time, all references herein to the Stockholders' Agent shall be deemed to refer to the Principal Stockholders acting by a majority vote of the shares of Company Common Stock held by all Principal Stockholders at Closing.

          (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Principal Stockholders shall jointly and severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement.

          (c) The Stockholders' Agent shall have reasonable access to information about Company and Acquiror and the reasonable assistance of Company's and Acquiror's officers and employees for purposes of performing its duties and exercising its rights under this Article 9, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Company or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     9.7 Actions of the Stockholders' Agent. A decision, act, consent or instruction of the Stockholders' Agent shall be final, binding and conclusive, and the Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent. Acquiror is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

     9.8 Third Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a Company Indemnification Obligation, Acquiror shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Company Stockholders shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object to the amount of any claim by Acquiror against the Company Stockholders for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Stockholders' Agent.

     9.9 Principal Stockholder Indemnification Obligations.

          (a) Each Principal Stockholder, severally in an amount equal to the proportion of Company Common Stock held by such Principal Stockholder compared to all Principal Stockholders at Closing, shall indemnify, defend and hold Acquiror, and its affiliates, representatives, advisors, agents and assigns (collectively, the "Indemnified Persons") harmless from and against any loss, expense, liability or other damage, including reasonable attorney's fees, that any Indemnified Person has incurred by reason of the breach or alleged breach by such Principal Stockholder of the representations and warranties set forth in
Article 4 or Article 5 hereof (collectively, the "Principal Stockholder Indemnification Obligations") incurred as a result of, based upon or arising from:

          (b) Any breach or alleged breach by such Principal Stockholder or the Company of any representation or warranty contained in this Agreement by such Principal Stockholder or the Company, including, without limitation, any Damages arising from, or related to the 672 Matter.

          (c) Any breach by the Company of, or any failure by the Company to perform or comply with, any of its obligations contained in this Agreement; or

          (d) Any Taxes which are imposed on the Company or any of its subsidiaries in respect of its income, business, property or operations or for which the Company or any of its subsidiaries may otherwise be liable: (A) for any taxable period ending on or prior to the Closing Date or for any Pre-Closing Period; (B) resulting by reason of the liability of the Company or any of its subsidiaries pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company or any of its subsidiaries having been a member of any consolidated, combined or unitary group, or having incurred Tax liability as a transferee or by contract, on or prior to the Closing Date; (C) in respect of any Post-Closing Period, attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a Pre-Closing Period; (D) in respect of any Post-Closing Period, attributable to any change in accounting method employed by the Company or any of its subsidiaries during any Pre-Closing Period; (E) in respect of any Post-Closing Period, attributable to any items of income or gain of a partnership including the Company or any of its subsidiaries as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date; provided, however, that the Principal Stockholders' liability under the foregoing provisions of this Section 9.9(a)(iii) shall be reduced as to any item to the extent that such item was specifically and fully reserved for in the Company's reserves, as described under Section 4.15(c) of this Agreement. For purposes of this Section 9.9(a)(iii), whenever it is necessary to determine the liability for Taxes of the Company or any of its subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company or any of its subsidiaries for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that Company had a taxable year or period which ended at the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis. In the case of property Taxes and similar Taxes which apply ratably to a taxable period, the amount of Taxes allocable to the portion of the taxable period that ends on the Closing Date shall be apportioned on a time basis.

          (e) Notwithstanding Section 9.9(a), (i) Au Sai Chuen, a stockholder of the Company, shall not be deemed to be a Principal Stockholder for purposes of
Section 9.9(a), and (ii) the Principal Stockholders shall have no liability under Section 9.9(a) unless and until the Escrow Account has been exhausted in satisfaction of any Company Indemnification Obligations relating to the same matter giving rise to a Principal Stockholder Indemnification Obligation.

     9.10 Remedies Exclusive. Except with respect to willful misconduct, fraud, and the 672 Matter, the remedies provided in this Article 9 shall be the exclusive remedy of Acquiror after the Closing in connection with, arising out of, or related to this Agreement and the transactions contemplated hereby.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

     10.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of the Company and the Principal Stockholders contained in this Agreement shall not be deemed waived or otherwise affected by any investigation made on or behalf of the Acquiror and such representations, warranties, covenants and agreements shall survive until August 1, 2007, except for the representations and warranties contained in Sections 4.15, which shall continue in full force and effect until 90 days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to each matter addressed therein.. All representations, warranties, covenants and agreements of Acquiror contained in this Agreement shall survive until the Effective Time, except for covenants and agreements which by their terms must be performed after the Effective Time.

     10.2 Transfer Taxes. All sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, any transfer, recording, registration and other fees, and any similar taxes due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof, shall be paid by the Company Stockholders.

     10.3 Tax Returns. The Company and each Principal Stockholder shall provide or cause to be provided to Acquiror any information and documents that Acquiror determines are necessary or desirable for Tax reporting with respect to CDI (or otherwise with respect to Taxes in connection with the option to acquire CDI), including but not limited to reporting in connection with the controlled foreign corporation provisions of the Code.

     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when faxed (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to the Company:

          Photags, Inc.
          300 Garden City Plaza, #246
          New York, NY 11530
          Attention: Harry Fox
          Fax: (516) 535-0781
     with a copy to:

          Lehman & Eilen LLP
          Mission Bay Office Plaza, Suite 300
          20283 State Road 7
          Boca Raton, FL 33498
          Attention: Hank Gracin, Esq.
          Fax: (561) 237-0803

     if to the Stockholders' Agent:

          Harry Fox
          300 Garden City Plaza, #246
          New York, NY 11530
          Attention: Harry Fox
          Fax: (212) 656-1077

     if to Acquiror, Merger Sub, or Merger Sub II:

          Smith Micro Software, Inc.
          51 Columbia
          Aliso Viejo, CA 92656
          Attention: Bruce Quigley,
          VP Business Development & Investor Relations
          Fax: (949) 389-1724

     with a copy to:

          Morrison & Foerster LLP
          555 West Fifth Street, Suite 3500
          Los Angeles, CA 90013
          Attention: Allen Z. Sussman, Esq.
          Fax: (213) 892-5454

     10.5 Time of the Essence. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

     10.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.8 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code (or any similar successor provision)) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

     10.9 Waiver.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror, Merger Sub, the Company and the Principal Stockholders.

     10.11 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.12 Parties in Interest. Except for the provisions of Article 9 hereof applicable to the Company Stockholders, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.13 Entire Agreement. The Transactional Agreements (including Schedules and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

     10.14 Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

                            [Signature page follows]

     IN WITNESS WHEREOF, each of Acquiror, Merger Sub, Merger Sub II and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, and each Principal Stockholder and the Stockholders' Agent have executed this Agreement, all as of the date first above written.

                                        SMITH MICRO SOFTWARE, INC.


                                        By: /s/ William W. Smith, Jr.
                                            ------------------------------------
                                        Name: William W. Smith, Jr.
                                        Title: President & CEO


                                        TAG ACQUISITION CORPORATION


                                        By: /s/ William W. Smith, Jr.
                                            ------------------------------------
                                        Name: William W. Smith, Jr.
                                        Title: President


                                        TAG ACQUISITION CORPORATION II


                                        By: /s/ William W. Smith, Jr.
                                            ------------------------------------
                                        Name: William W. Smith, Jr.
                                        Title: President


                                        PHOTAGS, INC.


                                        By: /s/ Harry Fox
                                            ------------------------------------
                                        Name: Harry Fox
                                        Title: President & CEO


                                        PRINCIPAL STOCKHOLDERS:


                                        /s/ Harry Fox
                                        ----------------------------------------
                                        Print Name: Harry Fox


                                        C3 DEVELOPMENT LLC


                                        /s/ Harry Fox
                                        ----------------------------------------
                                        Print Name: Harry Fox
                                        Title: Managing Member

                                        ADVANCED STRATEGIES CORP.


                                        /s/ Estelle F. Cleary
                                        ----------------------------------------
                                        Print Name: Estelle F. Cleary
                                        Title: Executive Vice President


                                        /s/ Au Sei Chuan
                                        ----------------------------------------
                                        Print Name: Au Sei Chuan


                                        STOCKHOLDERS' AGENT:


                                        /s/ Harry Fox
                                        ----------------------------------------
                                        Print Name: Harry Fox

                         INDEX OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A      Certain Definitions

Exhibit B      Certificate of Merger

Exhibit C      Form of CDI Option

Exhibit D      Form of Services Agreement

Exhibit E      Form of Escrow Agreement

Schedules:

3.1(a)(i)

3.1(a) (iii)

4.23           Third Party Consents

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

     ACQUIROR. "Acquiror" shall have the meaning specified in the first paragraph of the Agreement.

     ACQUIROR COMMON STOCK. "Acquiror Common Stock" shall have the meaning specified in Paragraph 3.1(a)(iv).

     ACQUIROR MATERIAL ADVERSE EFFECT. "Acquiror Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), liabilities, operations, results of operations, condition (financial or otherwise), prospects or capitalization of the Acquiror or any of its subsidiaries.

     ACQUIROR SEC REPORTS. "Acquiror SEC Reports" shall have the meaning specified in Paragraph 6.4(a).

     ACTUAL REVENUE. "Actual Revenue" shall have the meaning specified in Paragraph 3.3(a).

     ADJUSTMENT AMOUNT. "Adjustment Amount" shall have the meaning specified in
Section 3.1(a)(i) of the Agreement.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule and all Exhibits), as it may be amended from time to time.

     ASC ISRAEL. "ASC Israel" shall have the meaning specified in the seventh recital of the Agreement.

     ASC USA. "ASC USA" shall have the meaning specified in the seventh recital of the Agreement.

     BUSINESS SALE. "Business Sale" shall have the meaning specified in Paragraph 3.3(b).

     CDI. "CDI" shall have the meaning specified in the seventh recital of the Agreement.

     CDI BUDGET. "CDI Budget" shall mean the Company's budget for the Earn-Out Period with respect to the Company's Products and as approved by Acquiror in accordance with Section 4.36.

     CERTIFICATES. "Certificates" shall have the meaning specified in Paragraph 3.1(b).

     CERTIFICATE OF MERGER. "Certificate of Merger" shall have the meaning specified in Section 1.2 of the Agreement.


                                   Exhibit A-1

     CERTIFICATE OF MERGER II. "Certificate of Merger II shall have the meaning specified in Section 1.2 of the Agreement.

     CLOSING. "Closing" shall have the meaning specified in Section 1.2 of the Agreement.

     CLOSING DATE. "Closing Date" shall have the meaning specified in Section
1.2 of the Agreement.

     COBRA. "COBRA" shall mean Consolidated Omnibus Budget Reconciliation Act of 1985.

     CODE. The "Code" shall mean the Internal Revenue Code of 1986, as amended.

     COMPANY. The "Company" shall have the meaning specified in the first paragraph of the Agreement.

     COMPANY COMMON STOCK. "Company Common Stock" shall mean shares of common stock, par value $0.001 per share, of the Company.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract:

     (a) to which Company or any of its subsidiaries is a party;

     (b) by which the Company or any of their assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

     (c) under which the Company has or may acquire any right or interest.

     COMPANY DEBT. "Company Debt" shall have the meaning specified in Section 3.1(a)(i) of the Agreement.

     COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall have the meaning specified in the preamble to Article 4 of the Agreement.

     COMPANY INDEMNIFICATION OBLIGATIONS. "Company Indemnification Obligations" shall have the meaning specified in Section 9.1(a) of the Agreement.

     COMPANY MATERIAL ADVERSE EFFECT. "Company Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), liabilities, operations, results of operations, condition (financial or otherwise), prospects or capitalization of the Company or any of its subsidiaries.

     COMPANY NOTES. "Company Notes" shall mean any issued and outstanding convertible nonconvertible notes (including commitments to issue notes, but excluding Company Stock Options) to purchase or otherwise acquire Company Stock (whether or not vested) held by any Person.

     COMPANY PRODUCTS. "Company Products" shall mean (a) the software applications and products that the Company currently manufactures, markets, sells or licenses for the digital


                                   Exhibit A-2
camera industry, (b) such other products that are currently in development, and
(c) subsequent versions (including any upgrades or updates) of the products covered by the foregoing clauses (a) and (c).

     COMPANY RETURNS. "Company Returns" shall have the meaning specified in
Section 4.15(b) of the Agreement.

     COMPANY SEVERANCE AND RELEASE PAYMENTS. "Company Severance and Release Payments" shall have the meaning specified in Section 3.1(a)(i) of the Agreement.

     COMPANY STOCK. "Company Stock" shall mean the Company Common Stock and any other shares of capital stock, if any, of the Company.

     COMPANY STOCKHOLDER. "Company Stockholder" shall mean a holder of Company Common Stock, each of whom is listed on Section 4.3(a) of the Company Disclosure Schedule hereto, along with the number of shares held by each such holder.

     COMPANY STOCK OPTIONS. "Company Stock Options" shall mean any issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Stock (whether or not vested) held by any Person.

     COMPANY WARRANTS. "Company Warrants" shall mean any issued and outstanding warrants (including commitments to grant warrants, but excluding Company Stock Options) to purchase or otherwise acquire Company Stock (whether or not vested) held by any Person.

     CONFIDENTIALITY AGREEMENT. "Confidentiality Agreement" means the nondisclosure agreement between Acquiror and the Company dated as of October 14, 2005.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean, with respect to any Person, any legally binding written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits, other than contracts which are not material to the Company which have been entered into in the Ordinary Course of Business.

     DAMAGES. "Damages" shall have the meaning specified in Section 9.1 of the Agreement.

     DEFINED BENEFIT PLAN. "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

     DGCL. "DGCL" shall have the meaning specified in Section 1.1(a) of the Agreement.


                                   Exhibit A-3

     DISSENTING SHARES. "Dissenting Shares" shall have the meaning specified in
Section 3.2(a) of the Agreement.

     DISSENTING SHARE PAYMENTS. "Dissenting Share Payments" shall have the meaning set forth in Section 3.2(c) of the Agreement.

     EARN-OUT PAYMENT. "Earn-Out Payment" shall have the meaning specified in
Section 3.3(a).

     EARN-OUT PAYMENT DISAGREEMENT NOTICE. "Earn-Out Payment Disagreement Notice" shall have the meaning specified in Section 3.3(d).

     EARN-OUT PERIOD. "Earn-Out Period" shall have the meaning specified in
Section 3.3(a).

     EARN-OUT REPORT. "Earn-Out Report" shall have the meaning specified in
Section 3.3(c).

     EARN-OUT SHARE EXCHANGE RATIO. "Earn-Out Share Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (a) the Earn-Out Shares by (b) the Total Outstanding Shares.

     EARN-OUT SHARES. "Earn-Out Shares" shall have the meaning specified in
Section 3.3(a).

     EFFECTIVE TIME. "Effective Time" shall have the meaning specified in
Section 1.2 of the Agreement.

     EFFECTIVENESS DATE. "Effectiveness Date" shall have the meaning specified in Section 7.7(a) of this Agreement.

     EFFECTIVENESS PERIOD. "Effectiveness Period" shall have the meaning specified in Section 7.7(i)(ii).

     EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.


                                   Exhibit A-4

     ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     ERISA AFFILIATE. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

     ESCROW ACCOUNT. "Escrow Account" shall have the meaning specified in
Section 3.4 of the Agreement.

     ESCROW PERIOD. "Escrow Period" shall have the meaning specified in Section
9.2 of the Agreement.

     ESCROWED SHARES. "Escrowed Shares" shall have the meaning specified in
Section 3.4 of the Agreement.

     ESTIMATED THIRD PARTY EXPENSES. "Estimated Third Party Expenses" shall have the meaning specified in Section 3.9 of the Agreement.

     EXCESS THIRD PARTY EXPENSES. "Excess Third Party Expenses" shall have the meaning specified in Section 3.9 of the Agreement.

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     FAIR MARKET VALUE. "Fair Market Value" means the average of the Nasdaq Official Closing Price of one share of Acquiror Common Stock for the ten (10) trading days ending on the trading day that is three (3) trading days prior to the Closing Date.

Final Prospectus. "Final Prospectus" shall have the meaning specified in Section 7.7(j)(vi) of the Agreement.

     FINANCIAL STATEMENTS. "Financial Statements" shall have the meaning specified in Section 4.5(a) of the Agreement.

     FREELY AVAILABLE SOFTWARE. "Freely Available Software" shall have the meaning specified in Section 4.11(k) of the Agreement.

     GAAP. "GAAP" shall mean United States generally accepted accounting principles, applied on a consistent basis across all periods presented.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

     (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating,


                                   Exhibit A-5
registration, qualification or authorization that is issued, granted, given or otherwise delivered by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

     (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any:

     (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign or other government;

     (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

     (d) multinational organization or body; or

     (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, Judicial, administrative, regulatory, police, military or Taxing Authority or power of any nature.

     HAZARDOUS MATERIAL. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. Sections 2011 et seq.

     HOLDER. "Holder" shall have the meaning specified in Section 7.7(b) of the Agreement.

     INDEMNIFIED PARTY. "Indemnified Party" shall have the meaning specified in
Section 7.7(j)(iii) of the Agreement.

     INDEPENDENT ACCOUNTING FIRM. "Independent Accounting Firm" shall have the meaning specified in Section 3.3(c).

     INITIAL CONSIDERATION. "Initial Consideration" shall have the meaning specified in Section 3.1(a) of the Agreement.

     INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall mean, under the laws of any jurisdiction in the world, all copyrights, mask work rights, patent rights, trademark and trade name rights, trade secret rights, industrial property rights, moral rights, and other types of proprietary rights in Technology, and all applications, registrations, renewals, and other filings with respect to any of the foregoing.


                                   Exhibit A-6

     INTERNAL CONTROLS. "Internal Controls" shall have the meaning specified in
Section 4.13(d) of the Agreement.

     KNOWLEDGE. "Knowledge" shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, (b) any officer or director of the Company and each of its subsidiaries, if used in reference to the Company, or (c) any officer or director of such party, if used in reference to any Person that is not an individual. Any such individual officer or director will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge could reasonably have been expected to be obtained through reasonable inquiry by such Person (which reasonable inquiry shall include reasonable inquiry of Persons in charge of the matter in question).

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     LETTER OF TRANSMITTAL. "Letter of Transmittal" shall have the meaning specified in Section 3.5(a) of the Agreement.

     LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unsacred, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     MANAGEMENT PARTICIPANTS. "Management Participants" shall have the meaning specified in Section 9.6 of the Agreement.

     MERGER. "Merger" shall have the meaning specified in the first recital of the Agreement.

     MERGER SUB. "Merger Sub" shall have the meaning specified in the first paragraph of the Agreement.

     MERGER SUB II. "Merger Sub II" shall have the meaning specified in the first paragraph of the Agreement.

     MULTIEMPLOYER PLAN. "Multiemployer Plan" shall mean any Pension Plan (as defined herein) that is a "multiemployer plan," as defined in Section 3(37) of ERISA.

     NET PRODUCT REVENUES. "Net Product Revenues" shall mean the revenue received by Acquiror based on the Company's technology sold through existing Company sales channels or new sales channels not currently serviced by the Acquiror (on a consolidated basis) and up to $2,000,000 of the revenue received by Acquiror's OEM and consumer sales groups for sales


                                   Exhibit A-7
based on the Company's technology for the sale or license of Company Products and New Company Products, net of discounts, returns, accounts receivables write-offs and reasonable reserves, as calculated on a basis consistent with Acquiror's accounting policies as described in its most recent public SEC filings of Acquiror and GAAP and as calculated in accordance with the CDI Budget.

     NEW COMPANY PRODUCTS. "New Company Products" shall mean Company Products which are based upon contributions from Acquiror's OEM sales and consumer groups.

     OFFICER'S CERTIFICATE. "Officer's Certificate" shall have the meaning specified in Section 9.3 of the Agreement.

     ORDER. "Order" shall mean any:

     (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

     (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

     ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

     (a) such type of action is recurring in nature, consistent with the Company's past practices and taken in the ordinary course of the Company's normal day to day operations;

     (b) such action is not required to be authorized by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors and does not require any other separate or special authorization of any nature; and

     PERSON. "Person" shall mean any individual, Entity or Governmental Body.

     PLANS. "Plans" shall have the meaning specified in Section 4.17(a) of the Agreement.

     POST-CLOSING PERIOD. "Post-Closing Period" shall mean (a) all taxable periods beginning after the Closing Date, and (b) the portion that begins after the Closing Date of all taxable periods that include (but do not end on) the Closing Date.

     PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean (a) all taxable periods ending on or before the Closing Date, and (b) the portion through the end of the Closing Date of all taxable periods that include (but do not end on) the Closing Date.

     PRINCIPAL STOCKHOLDER. "Principal Stockholder" (singular) or "Principal Stockholders" (plural) shall mean Harry Fox, C3 Development LLC, a Delaware limited liability company, Advanced Strategies Corp., a Delaware corporation, and Au Sei Chuan.

                                   Exhibit A-8

     PRINCIPAL STOCKHOLDER INDEMNIFICATION OBLIGATIONS. "Principal Stockholder Indemnification Obligations" shall have the meaning specified in Section 9.9(a) of the Agreement.

     PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

     PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. "Proprietary Information and Inventions Agreement" shall have the meaning specified in Section 4.11(d) of the Agreement.

     REGISTERED INTELLECTUAL PROPERTY RIGHTS. "Registered Intellectual Property Rights" shall mean all patents, patent applications, registered trademarks and service marks and applications for registration therefor, copyright registrations and mask work registrations.

     REGISTRABLE SECURITIES. "Registrable Securities" shall have the meaning specified in Section 7.7(d) of the Agreement.

     REGISTRATION EXPENSES. "Registration Expenses" shall have the meaning specified in Section 7.7(e).

     REGISTRATION STATEMENT. "Registration Statement" shall have the meaning specified in Section 7.7(g).

     RELATED PARTY. Each of the following shall be deemed to be a "Related
Party":

     (a) each individual who is, or who has at any time been, an officer of the Company or a predecessor thereto;

     (b) each child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law of each of the individuals referred to in clause "(a)" above, including adoptive relationships;

     (c) any Entity (other than the Company) in which any one of the Persons referred to in clauses "(a)" or "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     REPRESENTATIVES. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party. The Related Parties shall be deemed to be "Representatives" of Company.

     RULE 144. "Rule 144" shall have the meaning specified in Section 7.7(d) of the Agreement.

     SEC. "SEC" shall mean the Securities and Exchange Commission.


                                   Exhibit A-9

     SECOND STEP MERGER. "Second Step Merger" shall have the meaning specified in the fifth recital of the Agreement.

     SECOND STEP AGREEMENT OF MERGER. "Second Step Agreement of Merger" shall have the meaning specified in Paragraph 1.1(b) of the Agreement.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SHARE EXCHANGE RATIO. "Share Exchange Ratio" shall mean a number equal to the quotient obtained by dividing (a) the Initial Consideration by (b) the Total Outstanding Shares.

     STOCKHOLDERS' AGENT. "Stockholders' Agent" shall have the meaning specified in Section 9.6(a) of the Agreement.

     SPREADSHEET. "Spreadsheet" shall have the meaning specified in Section 7.5 of the Agreement.

     SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning specified in Section 1.1 of the Agreement.

     SUSPENSION EVENT. "Suspension Event" shall have the meaning specified in
Section 7.7(p) of the Agreement.

     SUSPENSION NOTICE. "Suspension Notice" shall have the meaning specified in
Section 7.7(p) of the Agreement.

     TARGET REVENUE. "Target Revenue" shall have the meaning specified in
Section 3.3(a) of the Agreement.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), and other obligations of the same or of a similar nature to any of the foregoing, (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TAXING AUTHORITY. "Taxing Authority" shall mean any Governmental Body exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.


                                  Exhibit A-10

     TECHNOLOGY. "Technology" shall mean algorithms, data, databases, hardware, inventions (whether or not patentable), know-how, processes, proprietary information, protocols, specifications, software, software code (in any form including source code and executable or object code), techniques, works of authorship, and other information, materials and technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

     TERMINATION NOTICE. "Termination Notice" shall have the meaning specified in Section 7.7(p) of the Agreement.

     THIRD PARTY EXPENSES. "Third Party Expenses" shall have the meaning specified in Section 3.9 of the Agreement.

     TOTAL OUTSTANDING SHARES. "Total Outstanding Shares" shall mean the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time.

     TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean (a) this Agreement, (b) the CDI Option, and (c) all other agreements, certificates, instruments, documents and writings delivered by the Company, Acquiror, Merger Sub or the Principal Stockholders in connection with the Transactions.

     TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Merger, and the performance by Company, Acquiror, the stockholders, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

     UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 4.45(a)(ii) of the Agreement.


                                  Exhibit A-11

                                                                       EXHIBIT C

                                OPTION AGREEMENT

        THIS OPTION AGREEMENT (the "Agreement"), dated as of April 5, 2006 ("Agreement Date"), is entered into by and among Creative Development Israel Ltd., a company organized under the laws of the State of Israel ("CDI"), Smith Micro Software, Inc., a Delaware corporation ("Acquiror"), and the shareholders of CDI who are signatories to this Agreement (the "Shareholders").

                                    RECITALS

        This Agreement is entered into upon the basis of the following facts and intentions of the parties:

        A. CDI provides software development services to Photags, Inc., a Delaware corporation (the "Company"), and in connection therewith employs individuals resident in the State of Israel dedicated to the development of such software and other intellectual property for the Company (the "Business").

        B. The Acquiror, the Company, Tag Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), and other parties signatories thereto have entered into an Agreement and Plan of Merger, dated as of April 3, 2006 (the "Merger Agreement"), pursuant to which the Company will be merged into Merger Sub and become a wholly owned subsidiary of Acquiror (the "Merger").

        C. The Business is substantially dependent on the Company, and the Company is dependent on CDI's services. Each of CDI, the Company, Acquiror, and Merger Sub intend that CDI will continue to provide services to the Company following the Merger.

        D. Acquiror desires to obtain an exclusive option to acquire CDI or substantially all of the assets of the Business from CDI (the "Acquisition") by means of an asset purchase and/or merger transaction involving CDI and Acquiror (including its subsidiaries or assignees, hereinafter collectively referred to as "Acquiror"), and CDI and CDI's shareholders are willing to grant such exclusive option to Acquiror.

        E. The parent company of CDI consists of Advanced Strategies Israel, a company organized under the laws of the State of Israel ("ASC Israel"), which is a wholly owned subsidiary of Advanced Strategies Corp., a Delaware corporation ("ASC USA"), both of which desire to grant to Acquiror an option to acquire CDI.

        F. The Board of Directors of CDI and the requisite number of shareholders of CDI have approved this Agreement and the transactions contemplated hereby.

        G. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Merger Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.      GRANT OF OPTION

        (a) CDI and each of the Shareholders hereby grants to Acquiror an exclusive option (the "Option") to, during the Option Period (as defined below),
(a) acquire CDI by means of a merger transaction with CDI, (b) acquire all of the outstanding shares of capital stock of CDI from the Shareholders, and/or (c) acquire from CDI substantially all its assets pursuant to an asset purchase agreement, with the form and substance of such transaction to be in the sole discretion of Acquiror, and all upon the terms, covenants and conditions hereinafter set forth.

        (b) Each of the Shareholders hereby consents to the grant of the Option and each of the terms and conditions of this Agreement, and further agrees to cooperate reasonably with Acquiror and CDI in implementing all of the terms and conditions of this Agreement.

2.      TERM AND EXERCISE

        The term of this Option (i.e., the period of time during which the Option may be exercised) (the "Option Period") shall commence on the Agreement Date and expire at midnight (Eastern time) on April 5, 2017. Acquiror may exercise the Option at any time during the Option Period by giving CDI an Acquisition Election Notice as provided in Section 4 below.

3.      EXERCISE PRICE

        The exercise price which Acquiror agrees to pay in order to exercise the Option and acquire CDI shall be Three Thousand Dollars ($3,000) (the "Purchase Price").

4.      THE ACQUISITION

        (a) Subject to the other terms and conditions of this Agreement, the Acquisition shall be consummated at the sole discretion of Acquiror pursuant to an asset purchase agreement, merger agreement or stock purchase agreement in form and substance reasonably acceptable to each of Acquiror, CDI and ASC Israel ("Purchase Agreement"), which Purchase Agreement shall contain, in substance, the same representations, warranties, covenants and indemnification obligations set forth in Article 4 of the Merger Agreement as if such representations and warranties were made by CDI.

        (b) Acquiror may exercise the Option delivering to CDI of a written notice of such election (an "Acquisition Election Notice") in the form attached hereto as Exhibit A. The Acquisition Election Notice shall set forth the proposed closing date of the Acquisition. Within five (5) business days after receipt of the Acquisition Election Notice, CDI shall deliver to Acquiror the Purchase Agreement executed by appropriate officers/partners of CDI. The Acquiror shall, within five (5) business days after receipt from the CDI of the executed Purchase Agreement, execute and deliver to the CDI the Purchase Agreement executed by the appropriate officers/partners of Acquiror.

        (c) After execution and delivery of the Acquisition Election Notice and the Purchase Agreement, upon the terms hereof and thereof and subject to the conditions set forth therein, the Closing on the Acquisition shall occur as provided in the Purchase Agreement. In the event of any conflict or inconsistency between the Option Agreement and the executed Purchase Agreement, the Purchase Agreement shall govern and control.

        (d) Notwithstanding anything to the contrary in this Agreement, (x) none of the parties hereto shall have any obligation to consummate the Acquisition unless and until Acquiror delivers an Acquisition Election Notice and (y) Acquiror is under no obligation to deliver any Acquisition Election Notice at any time.

5.      OPERATION OF CDI PENDING ACQUISITION

        During the Option Period, and except for matters contemplated or permitted by this Agreement or pursuant to Acquiror's prior written consent:

        (a) CDI shall conduct the Business only in, and neither CDI nor any Shareholder shall take any action except in, the ordinary course of business and in a manner consistent with past practice, and CDI shall use its best efforts to
(i) preserve intact the Business and its organization, (ii) keep available the services of its officers and employees and (iii) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, sales agents and others having business dealings with it.

        (b) CDI and its Affiliates (as defined below) shall cease and cause to be terminated any existing solicitation, initiation, facilitation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by any such party, any subsidiary thereof, or their respective officers, directors, employees, financial advisors, representatives and agents with respect to an Acquisition Proposal (as defined herein) whether or not initiated by such party. From and after the Agreement Date, neither CDI nor any Affiliate thereof shall authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting on behalf of CDI or any such Affiliate to, nor shall CDI or any Affiliate directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, negotiate, assist, facilitate, or encourage (including by way of furnishing information or permit access to the assets, real property and books and records) or take any other action to facilitate any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender or exchange offer), direct or indirect acquisition of the Assets or the Business or similar transaction involving CDI, the assets or the Business, other than the transactions contemplated or permitted by this Agreement (an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any Third Party concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal, or (iii) continue any prior discussions or negotiations with any Third Party concerning any Acquisition Proposal. If CDI or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any written offer, inquiry or informational request relating to an Acquisition Proposal, CDI will promptly, in writing, advise Acquiror of such written offer, inquiry or request and deliver a copy of such written offer, inquiry or request to Merger Sub. Notwithstanding the foregoing, this provision shall not prevent officers of the CDI from communicating and meeting with any Person (except as it relates to an Acquisition Proposal) or receiving unsolicited offers (but not agreeing to or negotiating any such unsolicited offers with respect to any such communication, meeting or otherwise) for the Assets and/or the Business. For purposes of this Agreement, "Affiliate" shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. For purposes of this definition, control of a person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or entity whether by contract or otherwise and, in any event and without limitation of the previous sentence, any person or entity owning ten percent (10%) or more of the voting securities of another person shall be deemed to control that person.

6.      ACCESS TO INFORMATION

        (a) From the Agreement Date to the earlier of the termination of this Agreement or the closing date of the Acquisition, upon notice, (i) CDI will provide to the Acquiror (and its representatives) reasonable access to all information and documents which the Acquiror may reasonably request regarding the Business, assets, liabilities, employees and other aspects of CDI; and (ii) CDI will provide or cause to be provided to the Acquiror any information and documents that Acquiror determines are necessary or desirable for tax reporting with respect to CDI (or otherwise with respect to taxes in connection with the option to acquire CDI), including but not limited to reporting in connection with the controlled foreign corporation provisions of the Internal Revenue Code.

        (b) No investigation pursuant to this Section 6 shall affect any representation or warranty of CDI made in this Agreement or in the Purchase Agreement or any condition to the obligations of any of the parties hereto.

7.      RIGHT OF ENTRY

        During the term hereof, CDI, its agents and contractors, shall cooperate with Acquiror, to allow Acquiror, its agents and contractors to enter upon and inspect, from time to time, the assets of CDI, including examining the physical properties thereof, surveying and mapping the real property, evaluating the feasibility of development activity thereon, and satisfying Acquiror with respect to any conditions set forth herein and any representations, warranties and covenants of CDI made herein.

8.      INDEMNIFICATION

        CDI agrees to indemnify Acquiror and any of their officers, directors, shareholders, partners, agents, affiliates, consultants, successors and assigns and hold each of them harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorneys' fees, resulting from any misrepresentations or breach of warranty or breach of covenant made by CDI herein or in any document, certificate, or exhibit given or delivered to Acquiror pursuant to or in connection with this Agreement.

9.      INSTRUMENT OF ACCESSION

        CDI acknowledges and agrees that it will deliver a copy of this Agreement to any shareholders and partners who have become shareholders or partners after the vote by shareholders or partners, as applicable, to approve this Agreement and the Purchase Agreement (the execution of which is subject to the exercise of the Option), and the transactions contemplated herein and therein, each of whom shall be required by CDI in connection with becoming such a shareholder or partner to execute and deliver an instrument of accession to this Agreement (in a form and with terms reasonably satisfactory to Acquiror) acknowledging their understanding of and consent to the existence of this Agreement, the Purchase Agreement and CDI's obligations hereunder and thereunder.

10.     NOTICES

        Unless otherwise provided herein, all notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is given, on the same business day if sent by confirmed facsimile transmission or on the date of actual delivery if sent by overnight commercial courier or by first-class mail, registered or certified, with postage prepaid and properly addressed to the party at its address set forth below, or at any other address that any party may from time to time designate by written notice to the others:

               If to Acquiror, to:

               Smith Micro Software, Inc.
               51 Columbia
               Aliso Viejo, CA 92656
               Attention:  Bruce Quigley,
               VP Business Development & Investor Relations
               Facsimile No.:  (949) 389-1724

               with a copy to:

               Morrison & Foerster LLP
               555 West Fifth Street, Suite 3500
               Los Angeles, CA 90013
               Attention:  Allen Z. Sussman, Esq.
               Fax: (213) 892-5454

               If to CDI, to:

               Advanced Strategies Corp.
               300 Garden City Plaza
               Suite 246
               Garden City, NY. 11530
               Facsimile No.:  (516) 535-0781
               Attn: Estelle Cleary

        Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto; provided that notice of a changed address shall be effective only upon receipt thereof.

11.     SUCCESSORS AND ASSIGNS

        This Agreement and the rights hereunder may not be assigned by a party to any other Person, other than by Acquiror or any entity wholly-owned directly or indirectly by Acquiror (each a "Acquiror Entity"), without the mutual written consent of all parties, which consent may be unreasonably withheld by any party. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.

12.     ALTERNATIVE STRUCTURE

        In the event that the Business cannot be transferred in an asset sale or merger without voter ratification or similar adverse requirements beyond those that would be required in a purchase of the CDI by Acquiror, at Acquiror's request the parties will cooperate in good faith to revise the structure of the transaction into an entity purchase or alternative form of transaction that does not trigger the same adverse approval requirements as an asset sale or merger.

13.     AMENDMENTS

        This Agreement may only be amended or modified by a written instrument executed by CDI and Acquiror.

14.     GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15.     MERGER OF PRIOR AGREEMENTS

        This Agreement, together with the Merger Agreement, its Exhibits, and the Non-Disclosure Agreement, constitutes the entire Agreement between the parties and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

16.     ENFORCEMENT

        In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.

17.     COUNTERPARTS

        This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

18.     TIME OF THE ESSENCE

        Time is of the essence of this Agreement.

19.     SPECIFIC PERFORMANCE; LIMITS ON DAMAGE REMEDY

        Without limiting or waiving in any respect any rights or remedies of the parties under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement. Notwithstanding any conflicting or inconsistent provisions of this Agreement, except in the case of fraud, willful misconduct or gross negligence, the maximum amount of damages that either party may become liable to pay the other under this Agreement shall be limited in the aggregate to the dollar amount that has been paid as the Option Payment.



                            [Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.



                                CDI:  CREATIVE DEVELOPMENT ISRAEL LTD.,
                                      a company organized under the laws of the State of Israel


                                      By: /s/ Harry Fox
                                          -------------------------

                                      Its: CEO

                           ACQUIROR:  SMITH MICRO SOFTWARE, INC.
                                      a Delaware corporation


                                      By: /s/ William H. Smith, Jr.
                                          -------------------------

                                      Its: President & CEO

                 SHAREHOLDERS OF CDI: ADVANCED STRATEGIES CORP.,
                                      a Delaware corporation


                                      /s/ Estelle F. Cleary
                                      -----------------------------
                                      Print Name: Estelle F. Cleary
                                      Title: Executive Vice President

                                      ADVANCED STRATEGIES ISRAEL,
                                      a company organized under the laws of the State of Israel


                                      /s/ Harry Fox
                                      -----------------------------
                                      Print Name: Harry Fox
                                      Title: CEO

                                    EXHIBIT A

                           ACQUSITION ELECTION NOTICE


        Date:  ________________



        To:    CDI



        Pursuant to Section 4(b) of the Option Agreement, dated as of April 5, 2006 (the "Option Agreement"), between CDI, a company organized under the laws of the State of Israel ("CDI") and Smith Micro Software, Inc., a Delaware corporation ("Acquiror"), the Acquiror hereby gives notice of its election to enter into, and to cause CDI to enter into, an Agreement and Plan of Merger or Purchase Agreement (the "Agreement") in a form reasonably acceptable to Acquiror and CDI, and to consummate the transactions contemplated by the Agreement with a Closing Date which shall be ________, _____. Capitalized terms used and not defined herein shall have the respective meanings ascribed thereto in the Agreement.



        Very truly yours,

        [PURCHASER]

        By:
           --------------------------------

        Name:
              -----------------------------

        Title:
               ----------------------------